Exhibit 10.1

SALE OF ACCOUNTS AND SECURITY AGREEMENT

This Sale of Accounts and Security Agreement (“Agreement”) is dated this 20th day of March, 2015, by and among INTERCLOUD SYSTEMS, INC., a Delaware corporation (“Intercloud”), TNS, INC., an Illinois corporation (“TNS”), INTEGRATION PARTNERS – NY CORPORATION, a New Jersey corporation (“Integration Partners”), ADEX CORPORATION, a New York corporation (“Adex”), AW SOLUTIONS, INC., a Florida corporation (“AW Solutions”, together with Adex, Integration Partners, TNS and Intercloud, jointly and severally, “Seller”), and FAUNUS GROUP INTERNATIONAL, INC. (“FGI”), a Delaware corporation.

BACKGROUND

A. Seller desires to establish a sale of accounts facility with FGI and FGI is willing to provide such facility to Seller under the terms and provisions hereinafter set forth.

B. The parties desire to define the terms and conditions of their relationship in writing.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION I. DEFINITIONS AND INTERPRETATION

1.1.          Terms Defined: As used in this Agreement, the following terms have the following respective meanings:

Acceptable Account - See Exhibit A.

Account - Has the definition contained in the UCC and which shall include a right to payment of a monetary obligation, whether or not earned by performance, (i) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of or (ii) for services rendered or to be rendered.

Account Debtor - Has the definition contained in the UCC and which includes any Person who is obligated on an Account, Chattel Paper or General Intangible.

Accounting Changes - Changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

Advance(s) - Any monies advanced and/or credit extended to Seller by FGI under this Agreement and the other Transaction Documents.

Advance Amount – Means an amount equal to the aggregate Purchase Price of Purchased Accounts outstanding which Purchased Accounts meet the definition of an Acceptable Account.

Advance Date – The date on which any Advance is made.

Advance Percentage – See Exhibit A.

Affiliate - With respect to any Person, (a) any Person which, directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person, or (iii) any person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 13.0% or more of the Capital Stock having ordinary voting power for the election of directors (or comparable equivalent) of such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Control may be by ownership, contract, or otherwise.

Anti-Terrorism Laws - Any statute, treaty, law (including common law), ordinance, regulation, rule, order, opinion, release, injunction, writ, decree or award of any Governmental Authority relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.

Asset Sale - The sale, transfer, lease, license or other disposition by Seller, or by any Subsidiary of Seller, to any Person other than Seller, of any Property now owned, or hereafter acquired, of any nature whatsoever in any transaction or series of related transactions other than the sale of Inventory in the ordinary course of business. An Asset Sale includes, but is not limited to, a merger, consolidation, division, conversion, dissolution or liquidation.

Authorized Officer - Any officer (or comparable equivalent) of Seller authorized by specific resolution of Seller to request Advances or execute Compliance Certificates.

Avoidance Claim - Any claim that any payment received by FGI from or for the account of an Account Debtor is avoidable or subject to change under the Bankruptcy Code or any other debtor relief statute, whether domestic or foreign.

Bankruptcy Code - Title 11 of the United States Code, as in effect from time to time.

Base Rate – See Exhibit A.

Blocked Person - Any of the following: (a) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224; (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224; (c) a Person with which FGI is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224; (e) a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or (f) a Person who is affiliated with a Person listed above.

Business Day - A day other than Saturday or Sunday or other day on which banks are authorized or required to close in the State of New York when FGI is open for business in New York, New York.

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Capitalized Lease Obligations - Any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, consistently applied.

Capital Stock - Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all other ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

Change of Control – (a) during any period of 12 consecutive months, a majority of the members of the board of directors of Intercloud cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board, or (iii) whose election or nomination to that board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board; (b) either (i) Mark Munro shall cease to hold office as or perform the day-to-day duties of the Chief Executive Officer of Intercloud or (ii) Timothy A. Larkin shall cease to hold office as or perform the day-to-day duties of the Chief Financial Officer of Intercloud, unless in either case (i) or (ii) of this subsection (b), prior to such event, Intercloud shall have retained a replacement officer in place of such individual who is acceptable to FGI as evidenced by FGI’s written consent; (c) any merger, consolidation or sale of substantially all of the property or assets of Seller; (d) an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than 50.00% of the Equity Interests of Intercloud entitled to vote for members of the board of directors or equivalent governing body of Intercloud on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or (e) the failure of Intercloud to own directly or indirectly, beneficially and of record, 100.00% of the aggregate ordinary voting power and economic interests represented by the issued and outstanding Equity Interests of each of its Subsidiaries.

Chattel Paper - Has the definition contained in the UCC.

Closing Date – The date of this Agreement.

Collateral - All of the Property and interests in Property described in Section 3.1, and all Proceeds thereof, and all other Property, and interests in Property that now or hereafter secure payment of the Obligations and satisfaction by Seller of all covenants and undertakings contained in this Agreement and the other Transaction Documents.

Compliance Certificate – A compliance certificate in the form of Exhibit B attached hereto and made part hereof.

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Confidential Information - This Agreement and any other documents, instruments and agreements executed in connection herewith or related hereto and, with respect to a party, information about hardware, software, screens, specifications, designs, plans, drawings, data, prototypes, discoveries, research, developments, methods, processes, procedures, improvements, “know-how”, compilations, market research, marketing techniques and plans, business plans and strategies, customer names and all other information related to customers, price lists, pricing policies and financial information or other business and/or technical information and materials, in oral, demonstrative, written, graphic or machine-readable form, which is unpublished, not available to the general public or trade, and maintained as confidential and proprietary information by the disclosing party for regulatory, customer relations, and/or competitive reasons. Confidential Information also includes such confidential and proprietary information or material belonging to a disclosing party or to which the other party may obtain knowledge or access through or as a result of the performance of its obligations under this Agreement.

Control Agreement - Each control agreement entered into among Seller, FGI and a financial institution acceptable to FGI, as each may be amended, modified, restated or extended from time to time.

Controlled Account – A deposit account (a) over which FGI has “control” for purposes of Article 9 of the UCC, or (b) with respect to which FGI is the depositary bank’s customer.

Currency Due – Section 9.23.

Date of Collection - Section 2.2(b).

Default - Any event, act, condition or occurrence which with notice, or lapse of time or both, would constitute an Event of Default hereunder.

Dilution - For any period of time the percentage obtained by dividing (a) the aggregate amount of credit memos, discounts, accrued credits, rebates, reserves and other downward adjustments to the original invoiced price of Inventory sold or services rendered by Seller during such period, by (b) gross collections for such period, all as determined by FGI.

Dilution Percentage - See Exhibit A.

Dispute or Disputed Account - Any claim, whether or not provable, bona fide, or with or without support, made by an Account Debtor as a basis for refusing to pay a Purchased Account, either in whole or in part, including, but not limited to, any contract dispute, charge back, credit, right to return Goods, or other matter which diminishes or may diminish the dollar amount or timely collection of such Account.

Distribution – (a) Cash dividends or other cash distributions on any now or hereafter outstanding Capital Stock of Seller; (b) the redemption, repurchase, defeasance or acquisition of such Capital Stock or of warrants, rights or other options to purchase such Capital Stock; and (c) any loans or advances (other than salaries), to any shareholder(s), partner(s) or member(s) of Seller.

Dollars or $ means United States dollars.

Environmental Laws - Any and all Federal, foreign, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees and any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution, protection of the environment, or the impact of pollutants, contaminants or toxic or hazardous substances on human health or the environment, as now or may at any time hereafter be in effect.

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Equity Interests - means, with respect to any Person, any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act), including in each case all of the following rights relating to such Equity Interests, whether arising under the organizational documents of the Person issuing such Equity Interests (the “issuer”) or under the applicable laws of such issuer’s jurisdiction of organization relating to the formation, existence and governance of corporations, limited liability companies or partnerships or business trusts or other legal entities, as the case may be: (i) all economic rights (including all rights to receive dividends and distributions) relating to such Equity Interests; (ii) all voting rights and rights to consent to any particular action(s) by the applicable issuer; (iii) all management rights with respect to such issuer; (iv) in the case of any Equity Interests consisting of a general partner interest in a partnership, all powers and rights as a general partner with respect to the management, operations and control of the business and affairs of the applicable issuer; (v) in the case of any Equity Interests consisting of the membership/limited liability company interests of a managing member in a limited liability company, all powers and rights as a managing member with respect to the management, operations and control of the business and affairs of the applicable issuer; (vi) all rights to designate or appoint or vote for or remove any officers, directors, manager(s), general partner(s) or managing member(s) of such issuer and/or any members of any board of members/managers/partners/directors that may at any time have any rights to manage and direct the business and affairs of the applicable issuer under its organizational documents as in effect from time to time or under applicable law; (vii) all rights to amend the organizational documents of such issuer, (viii) in the case of any Equity Interests in a partnership or limited liability company, the status of the holder of such Equity Interests as a “partner”, general or limited, or “member” (as applicable) under the applicable organizational documents and/or applicable law; and (ix) all certificates evidencing such Equity Interests.

ERISA - The Employee Retirement Income Security Act of 1974, as the same may be amended, from time to time.

Event of Default - Section 8.1.

Exchange Act - The Securities Exchange Act of 1934, as amended.

Executive Order No. 13224 - The Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

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Expenses – All of the following: (a) legal fees, banking fees and expenses of FGI related to the analysis, administration, termination, preparation, negotiation, documentation, execution, filing or delivery of this Agreement or any other Transaction Document and any and all waivers, amendments or modifications of any of the Transaction Documents or any of the terms and provisions thereof and any and all client reviews, field examinations, appraisals, audits, inspections, UCC, tax lien and judgment lien searches conducted under this Agreement or any other Transaction Documents, (b) all fees (including without limitation, legal fees and expenses), costs and other expenses of FGI incurred in connection with collection of the Obligations, the maintenance or preservation of the security interest in the Collateral, the sale, disposition or other realization on the Collateral, or the enforcement of FGI’s rights hereunder or under any Transaction Document, including, without limitation, such fees, costs and expenses incurred by FGI which FGI, in its reasonable business judgment, deems reasonably necessary to preserve or protect the business conducted by Seller, the Collateral, or any portion thereof, (c) all fees (including without limitation, legal fees and expenses), costs and other expenses of FGI incurred in connection with the prosecution or defense of any action in any way related to this Agreement or any other Transaction Document, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any insolvency or bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by FGI or any other Person) relating to Seller or any other Person and (d) any and all stamp and other taxes or filing fees payable or determined to be payable in connection with the execution and delivery of this Agreement, the Collateral and other documents to be delivered hereunder, and agrees to save FGI harmless from and against any and all liabilities with respect to or resulting from any delay in payment or omission to pay such taxes (collectively, the “Expenses”).

Facility Amount – See Exhibit A.

Foreign Currency – Section 9.24.

Foreign Exchange Loss – Section 9.24.

GAAP - Generally accepted accounting principles as in effect on the Closing Date applied in a manner consistent with the most recent audited financial statements of Seller furnished to FGI and described in Section 5.7 herein.

General Intangibles - Has the definition contained in the UCC.

Goods - Has the definition contained in the UCC.

Governmental Authority - Any federal, state or local government or political subdivision, or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury, or arbitration.

Guarantors - See Exhibit A.

Guaranty Agreement – That certain guaranty agreement to be executed by each Guarantor in favor of FGI, in form and substance satisfactory to FGI, on or prior to the Closing Date.

Hazardous Substances - Any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance or similar term, under any Environmental Law.

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Hedging Agreements - Any interest rate protection agreement, foreign currency exchange agreement, commodity purchase or option agreement, or any other interest rate hedging device or swap agreement (as defined in 11 U.S.C. § 101 et. seq.).

Indebtedness - Of any Person at any date, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (iii) all Capitalized Lease Obligations of such Person, (iv) the face amount of all letters of credit issued for the account of such Person and all drafts drawn thereunder, (v) all obligations of other Persons which such Person has guaranteed, (vi) all Obligations of such Person under Hedging Agreements, and (vii) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

Insolvency Proceeding - Any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

Instrument - Has the definition contained in the UCC.

Intercreditor Agreements – All Intercreditor and Subordination Agreements entered into by and between FGI and any holder of Subordinated Debt, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

Interest Rate – See Exhibit A.

Inventory - Has the definition contained in the UCC.

Investment Property - Has the definition contained in the UCC.

IRS - Internal Revenue Service.

Judgment Currency – Section 9.23.

Letter-of-Credit Rights - Has the definition contained in the UCC.

Lien - Any interest of any kind or nature in property securing an obligation owed to, or a claim of any kind or nature in property by, a Person other than the owner of the Property, whether such interest is based on the common law, statute, regulation or contract, and including, but not limited to, a security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt, a lease, consignment or bailment for security purposes, a trust, or an assignment. For the purposes of this Agreement, Seller shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

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Material Adverse Effect - A material adverse effect with respect to (a) the business, assets, properties, financial condition, stockholders’ equity, contingent liabilities, prospects, material agreements or results of operations of Seller, or (b) Seller’s ability to pay the Obligations in accordance with the terms hereof, or (c) the validity or enforceability of this Agreement or any of the other Transaction Documents or the rights and remedies of FGI hereunder or thereunder.

Maturity Date – See Exhibit A.

Minimum Net Funds - See Exhibit A.

Misdirected Payment Fee – See Exhibit A.

Net Invoice Amount - The invoice amount of the Purchased Account, less returns (whenever made), all selling discounts (at FGI’s sole option, calculated on shortest terms), and credit or deductions of any kind allowed or granted to or taken by the Account Debtor at any time.

Obligations - All existing and future debts, liabilities and obligations of every kind or nature at any time owing by Seller to FGI or any other subsidiary or Affiliate of FGI, whether under this Agreement, or any other existing or future instrument, document or agreement, between Seller or FGI or any other subsidiary or Affiliate of FGI, direct or indirect, liquidated or unliquidated, secured or unsecured, original or renewed or extended, whether joint or several, related or unrelated, primary or secondary, matured or contingent, due or to become due (including debts, liabilities and obligations obtained by assignment), and whether principal, interest, fees, indemnification obligations hereunder or Expenses (specifically including interest accruing after the commencement of any bankruptcy, insolvency or similar proceeding with respect to Seller, whether or not a claim for such post-commencement interest is allowed), including, without limitation, debts, liabilities and obligations in respect of this Agreement, and any extensions, modifications, substitutions, increases and renewals thereof; the payment of all amounts advanced by FGI or any other subsidiary or Affiliate of FGI to preserve, protect and enforce rights hereunder and in the Collateral; and all Expenses incurred by FGI or any other subsidiary or Affiliate of FGI. Without limiting the generality of the foregoing, Obligations shall include any other debts, liabilities or obligations owing to FGI and any other subsidiary or Affiliate of FGI in connection with any other loan, advances or extension of credit, under any existing or future loan agreement, promissory note, or other instrument, document or agreement between Seller and FGI or any other subsidiary or Affiliate of FGI.

Payment Location – See Exhibit A.

PBGC - The Pension Benefit Guaranty Corporation.

Permitted Indebtedness – See Exhibit A.

Permitted Investments - See Exhibit A.

Permitted Liens - (a) Liens securing taxes, assessments or governmental charges or levies or the claims or demands of materialmen, mechanics, carriers, warehousemen, and other like persons, each to the extent not yet due; (b) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security and other like laws; (c) Liens on fixed assets securing purchase money Indebtedness permitted under Section 7.6; (d) Liens existing on the Closing Date and shown on Schedule 1.1(b) attached hereto and made part hereof; (e) Liens securing Subordinated Debt, subject to the provisions of the Intercreditor Agreements.

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Permitted Tax Distributions – See Exhibit A.

Person - An individual, partnership, corporation, trust, limited liability company, limited liability partnership, unincorporated association or organization, joint venture, unlimited liability company, joint venture government or any agency or political subdivision thereof or any other entity.

Property - Any interest of Seller in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Public Reports – Seller’s reports filed with the United States Securities and Exchange Commission and publicly available on www.sec.gov.

Purchase Date – Section 9.24.

Purchase Price - Section 2.2(a).

Purchased Account(s) - All Accounts acquired or originated by Seller.

Related Rights – With respect to Accounts, the benefit of all insurances, all negotiable and non-negotiable instruments, all securities, bonds guarantees and indemnities, any security interests securing the Account, all collections and rights to collection on the Account, all books and records relating thereto or evidencing thereof and all other proceeds thereof.

Required Reserve Amount - The Reserve Percentage multiplied by the unpaid balance of all Purchased Accounts and as such amount may change in accordance herewith.

Reserve Account - (a) A bookkeeping account on the books of FGI and/or (b) an account of FGI in which FGI deposits the Required Reserve Amount from time to time, in either case representing an unpaid portion of the Purchase Price, maintained by FGI to ensure Seller’s performance with the provisions hereof.

Reserve Percentage – See Exhibit A.

Reserve Shortfall - The amount by which the Reserve Account is less than the Required Reserve Amount; provided that if the Reserve Account has a negative balance the Reserve Shortfall shall be the sum of such balance and the Required Reserve Amount.

Schedule of Accounts - A schedule of Accounts in a form supplied by FGI from time to time wherein Seller lists all the existing Accounts of Seller, which Seller is required to offer for sale to FGI under the terms of this Agreement.

SEC - The Securities and Exchange Commission or any successor thereto.

Subordinated Debt – Indebtedness of Seller that is (a) subject to payment terms and subordination provisions acceptable to FGI in FGI’s sole and absolute discretion, and (b) subordinated to the Obligations subject to the Intercreditor Agreements.

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Subsidiary - With respect to any Person at any time, (i) any corporation more than 50% of whose voting stock is legally and beneficially owned by such Person or owned by a corporation more than 50% of whose voting stock is legally and beneficially owned by such Person; (ii) any trust of which a majority of the beneficial interest is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person; and (iii) any partnership, joint venture, limited liability company or other entity of which ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at such time owned directly or indirectly, beneficially or of record, by, or which is otherwise controlled directly, indirectly or through one or more intermediaries by, such Person or one or more Subsidiaries of such Person.

Supporting Obligation - Has the definition contained in the UCC.

Termination Fee - A fee payable to FGI in the event that either (a) Seller terminates this Agreement prior to the Maturity Date or (b) FGI terminates this Agreement following the occurrence of an Event of Default prior to the Maturity Date.

Transaction Documents – Collectively, this Agreement, the Guaranty Agreement, the Intercreditor Agreements, and all agreements, instruments and documents executed and/or delivered in connection therewith, all as may be supplemented, restated, superseded, amended or replaced from time to time.

UCC - The Uniform Commercial Code as adopted in the State of New York, as the same may be amended from time to time.

Any other capitalized terms used without further definition herein shall have the respective meaning set forth in the UCC.

1.2. Accounting Principles: Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP, consistently applied, to the extent applicable, except as otherwise expressly provided in this Agreement; provided, however, that if Seller notifies FGI that Seller requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the date of this Agreement or in the application thereof on the operation of such provision or if FGI notifies Seller that FGI requests an amendment to any provision hereof for such purpose, regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then FGI and Seller agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of FGI and Seller after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon and agreed to by FGI, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Seller” is used in respect of a financial covenant or a related definition, it shall be understood to mean Seller and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise.

1.3. Construction: No doctrine of construction of ambiguities in agreements or instruments against the interests of the party controlling the drafting shall apply to any Transaction Documents.

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SECTION II. THE PURCHASE FACILITY

2.1.        Purchase Facility:

a. Seller hereby offers to sell, assign, transfer, convey and deliver to FGI, as absolute owner, in accordance with the procedure detailed herein, all of Seller’s right, title and interest in and to Seller’s Accounts and their Related Rights subject to Section 2.2(d) hereof. Seller acknowledges and agrees that FGI has no obligation to purchase any Account from Seller hereunder or to otherwise make any Advance to Seller hereunder but rather that FGI, in its sole and absolute discretion and upon satisfaction of the conditions specified in Section 4.3 below, may purchase Accounts from Seller hereunder or otherwise make Advances to Seller hereunder.

b. All Accounts shall be submitted to FGI on a Schedule of Accounts listing each Account separately. The Schedule of Accounts shall be signed by a person acting or purporting to act on behalf of Seller. At the time a Schedule of Accounts is presented, Seller shall also deliver to FGI one copy of the sales contract, purchase order, and invoice for each Account listed on the Schedule of Accounts together with evidence of shipment, furnishing and/or delivery of the applicable Goods or the applicable rendition of service(s). Accounts shall be included in the Schedule of Accounts within ten (10) days of origination.

c. The purchase by FGI of Purchased Accounts shall be on a full recourse basis, and the Seller shall retain all risk of nonpayment with respect thereto. Each Purchased Account(s) assigned to and purchased by FGI is with full recourse to Seller and at Seller’s sole credit risk.

d. Seller may, and at FGI’s request from time to time with respect to any Purchased Account specified by FGI will, deliver to FGI a specific assignment of an Account submitted by Seller to it (including a Purchased Account) in a form specified by FGI.

e. FGI reserves the right, in its sole and absolute discretion, to obtain credit insurance in its name, at Seller’s sole cost and expense, with respect to each specific Purchased Account (in each case with such insurance companies, in such amounts and with such coverage as determined by FGI in its sole and absolute discretion) with the proceeds of such insurance being the sole and exclusive property of FGI. Payments on such credit insurance received by FGI with respect to such Purchased Account shall either be applied to the Seller’s repurchase obligations with respect to such Purchased Account or otherwise applied to the Reserve Account.

f. FGI shall have the right to charge back to Seller’s Reserve Account the amount of such Purchased Accounts at any time and from time to time either before or after their maturity. Seller agrees to pay FGI upon demand the full amount thereof, together with all expenses incurred by FGI up to the date of such payment, including reasonable attorney’s fees in attempting to collect or enforce such payment or payment of such Account(s).

g. This Agreement shall evidence Seller’s unconditional obligation to repay FGI for all Advances made under this Agreement and the other Transaction Documents, with interest as herein provided. FGI, as a non-fiduciary agent for Seller, shall maintain a register showing the principal amount of the Advances, owing to FGI from time to time and shall, absent manifest error, conclusively be presumed to be correct and accurate. Seller acknowledges that there is no, and it will not seek or attempt to establish any, fiduciary relationship between FGI and Seller, and Seller waives any right to assert, now or in the future, the existence or creation of any fiduciary relationship between FGI and Seller in any action or proceeding (whether by way of claim, counterclaim, cross-claim or otherwise) for damages.

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h. The term of the purchase facility established hereunder shall expire on the Maturity Date. On such date, unless having been sooner accelerated by FGI pursuant to the terms hereof, all Obligations shall be due and payable in full, and as of and after such date Seller shall not request and FGI shall not be obligated to make any further Advances. Notwithstanding the foregoing, this Agreement shall continue to be extended automatically for the same term initially provided hereunder from the Closing Date to the Maturity Date unless written notice of termination is given by one party hereto to the other party hereto at least sixty (60) days, but not more than ninety (90) days, prior to the Maturity Date or any extension thereof. Any such notice of termination shall be conditioned upon payment in full of all Obligations by Seller, and an exchange of releases in a form reasonably satisfactory to FGI and Seller. Seller understands that this provision constitutes a waiver of its rights under § 9-513 of the UCC. FGI shall not be required to record any terminations or satisfactions of any of FGI’s liens on the Collateral unless and until Seller (or any assignee pursuant to an assignment for the benefit of creditors) has executed and delivered to FGI said general release and Seller shall have no authority to do so without FGI’s express written consent. Any termination of this Agreement shall not affect FGI’s security interest in the Collateral and FGI’s ownership of the Purchased Accounts, and this Agreement shall continue to be effective, until all transactions entered into and Obligations incurred hereunder have been completed and satisfied in full. Notwithstanding anything to the contrary, and assuming no default by Seller in which event FGI may terminate without notice, FGI may terminate this Agreement at any time by giving not less than thirty (30) days’ notice in which event, Seller shall not be obligated to pay any Termination Fee.

2.2.        Purchase Price, Advances and Payments:

a. The purchase price that FGI pays to Seller for each Purchased Account and its Related Rights shall equal the Net Invoice Amount of such Purchased Account less any fees, actual or estimated, that are payable to FGI hereunder (the “Purchase Price”). No discount, credit, allowance or deduction with respect to any Purchased Account, unless shown on the face of the invoice delivered to FGI prior to FGI’s purchase of such Account, shall be granted or approved by Seller to any Account Debtor in a manner that would increase Dilution and no return of Inventory shall be accepted by Seller without FGI’s prior written consent. A discount, credit or allowance may be claimed only by the Account Debtor.

b. The Purchase Price for a Purchased Account and its Related Rights shall be payable by FGI to Seller on the date a check, draft or other item representing payment on such Account is received by FGI plus three (3) business days (the “Date of Collection”). The following amounts shall be remitted to Seller from time to time at the discretion of FGI: (i) any Required Reserve Amount or credit balance that FGI, in FGI’s sole and absolute discretion, determines to hold, and (ii) the outstanding balance of all Advances in respect of such Account and of any other moneys remitted, paid, or otherwise advanced by FGI to or on behalf of Seller.

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c. FGI shall be entitled, in its sole and absolute discretion, to withhold the Required Reserve Amount, and may increase or decrease the Required Reserve Amount or Reserve Percentage at any time and from time to time if FGI deems it necessary to do so in order to protect FGI’s interests. In no event shall Seller permit a Reserve Shortfall to occur and shall pay to FGI the amount thereof on demand. FGI may charge against the Reserve Account any amount for which Seller may be obligated to FGI at any time, whether under the terms of this Agreement or otherwise pursuant to applicable law, including but not limited to the repayment of any Advance, the amount of any Purchased Account not constituting an Acceptable Account, any damages suffered by FGI as a result of Seller’s breach of any representation or warranty herein or of any other provision hereof (whether intentional or unintentional), any adjustments due and any attorneys’ fees, costs and disbursements due. Seller recognizes that the Reserve Account may, in FGI’s sole discretion, represent bookkeeping entries only and not cash funds. It is further agreed that with respect to the balance in the Reserve Account, FGI is authorized to withhold, without giving prior notice to Seller, any payments and credits otherwise due to Seller under the terms of this Agreement to protect FGI for reasonably anticipated claims or to adequately satisfy reasonably anticipated obligation Seller may owe FGI. Upon the occurrence of an Event of Default, or, in the event Seller shall cease selling Accounts to FGI, FGI shall be under no obligation to pay the amount maintained in the Reserve Account until all Purchased Accounts listed on all Schedules of Accounts have been collected or FGI has determined, in its sole and absolute discretion, that it will make no further efforts to collect any Accounts and all sums due FGI hereunder have been paid.

d. In FGI’s sole and absolute discretion FGI may from time to time advance to Seller against the Purchase Price of Purchased Accounts; provided the aggregate amount of Advances shall not exceed at any time an amount equal to the lesser of (i) the Facility Amount or (ii) the Advance Percentage of the Advance Amount. Each Advance shall be payable by Seller to FGI on demand until the Date of Collection of the related Purchased Account and shall bear interest at the Interest Rate before and after default and judgment, with interest on overdue interest at the same rate from the date such Advance is made until earlier of (i) the date the Advance is repaid in full or (ii) the date FGI would otherwise be obligated hereunder to pay the Purchase Price of the Purchased Account against which such Advance was made.

e. IT IS THE INTENTION OF THE PARTIES HERETO THAT AS TO ALL PURCHASED ACCOUNTS, THE TRANSACTIONS CONTEMPLATED HEREBY SHALL CONSTITUTE A TRUE PURCHASE AND SALE OF SUCH ACCOUNT(S) UNDER § 9-318 OF THE UCC AND AS SUCH, THE SELLER SHALL HAVE NO LEGAL OR EQUITABLE INTEREST IN THE ACCOUNTS SOLD. NEVERTHELESS, IN THE EVENT ALL OR ANY PORTION OF THIS TRANSACTION IS CHARACTERIZED AS A LOAN, THE PARTIES HERETO INTEND TO CONTRACT IN STRICT COMPLIANCE WITH APPLICABLE USURY LAW FROM TIME TO TIME IN EFFECT. IN FURTHERANCE THEREOF SUCH PARTIES STIPULATE AND AGREE THAT NONE OF THE TERMS AND PROVISIONS CONTAINED IN THIS AGREEMENT SHALL EVER BE CONSTRUED TO CREATE A CONTRACT TO PAY, FOR THE USE, FORBEARANCE OR DETENTION OF MONEY, INTEREST IN EXCESS OF THE MAXIMUM RATE (AS HEREINAFTER DEFINED) FROM TIME TO TIME IN EFFECT. NEITHER SELLER, ANY PRESENT OR FUTURE GUARANTOR OR ANY OTHER PERSON HEREAFTER BECOMING LIABLE FOR THE PAYMENT OF THE ADVANCES, SHALL EVER BE LIABLE FOR ANY OBLIGATION THAT MAY BE CHARACTERIZED AS UNEARNED INTEREST THEREON OR SHALL EVER BE REQUIRED TO PAY ANY OBLIGATION THAT MAY BE CHARACTERIZED AS INTEREST THEREON IN EXCESS OF THE MAXIMUM AMOUNT THAT MAY BE LAWFULLY CHARGED UNDER APPLICABLE LAW FROM TIME TO TIME IN EFFECT, AND THE PROVISIONS OF THIS SECTION SHALL CONTROL OVER ALL OTHER PROVISIONS OF THIS AGREEMENT WHICH MAY BE IN CONFLICT THEREWITH. IF ANY INDEBTEDNESS OR OBLIGATION OWED BY SELLER HEREUNDER IS DETERMINED TO BE IN EXCESS OF THE LEGAL MAXIMUM, OR FGI SHALL OTHERWISE COLLECT MONEYS WHICH ARE DETERMINED TO CONSTITUTE INTEREST WHICH WOULD OTHERWISE INCREASE THE INTEREST ON ALL OR ANY PART OF SUCH OBLIGATIONS TO AN AMOUNT IN EXCESS OF THAT PERMITTED TO BE CHARGED BY APPLICABLE LAW THEN IN EFFECT, THEN ALL SUCH SUMS DETERMINED TO CONSTITUTE INTEREST IN EXCESS OF SUCH LEGAL LIMIT SHALL, WITHOUT PENALTY, BE PROMPTLY APPLIED TO REDUCE THE THEN OUTSTANDING INDEBTEDNESS OR OBLIGATIONS OR, AT FGI’S OPTION, RETURNED TO SELLER OR THE OTHER PAYOR THEREOF UPON SUCH DETERMINATION. IF AT ANY TIME THE RATE AT WHICH INTEREST IS PAYABLE HEREUNDER EXCEEDS THE MAXIMUM RATE, THE AMOUNT OUTSTANDING HEREUNDER SHALL CEASE BEARING INTEREST UNTIL SUCH TIME AS THE TOTAL AMOUNT OF INTEREST ACCRUED HEREUNDER EQUALS (BUT DOES NOT EXCEED) THE MAXIMUM RATE APPLICABLE HERETO. AS USED IN THIS SECTION, THE TERM “APPLICABLE LAW” MEANS THE LAWS OF THE STATE OF NEW YORK OR, IF DIFFERENT, THE LAWS OF THE STATE OR TERRITORY IN WHICH THE SELLER RESIDES, WHICHEVER LAW ALLOWS THE GREATER RATE OF INTEREST, AS SUCH LAWS NOW EXIST OR MAY BE CHANGED OR AMENDED OR COME INTO EFFECT IN THE FUTURE AND THE TERM “MAXIMUM RATE” MEANS THE MAXIMUM NONUSURIOUS RATE OF INTEREST THAT FGI IS PERMITTED UNDER APPLICABLE LAW TO CONTRACT FOR, TAKE, CHARGE OR RECEIVE WITH RESPECT TO THE ADVANCES OR ANY OTHER OBLIGATIONS.

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f. Upon FGI’s acceptance of each Purchased Account in accordance herewith, FGI shall be the sole owner and holder of such Purchased Account. Seller hereby sells, transfers, conveys and assigns to FGI all of its right, title and interest in and to each Purchased Account effective at the time of acceptance thereof by FGI. Seller agrees to execute and deliver to each Account Debtor obligated under an Account and/or a Purchased Account such written notice of sale of the Purchased Account as FGI may request in the form attached hereto as Exhibit D or in such form as required by FGI.

g. FGI shall provide Seller online access via a secured website to information on the Purchased Accounts and a reconciliation of the relationship relating to billing, collection and account maintenance such as aging, posting, error resolution and mailing of statements in the ordinary course of FGI’s business. All of the foregoing shall be in a format and in such detail, as FGI, in its sole and absolute discretion, deems appropriate. Furthermore, FGI’s books and records shall be admissible as evidence without objection as prima facie evidence of the status of the Purchased Accounts, non-purchased Accounts and Reserve Account between FGI and Seller. Each statement, report, or accounting rendered or issued by FGI to Seller, if any, and all online information shall be deemed conclusively accurate and binding on Seller unless within fifteen (15) days after the date of issuance or posting Seller notifies FGI to the contrary by registered or certified mail, setting forth with specificity the reasons why Seller believes such statement, report, or accounting is inaccurate, as well as what Seller believes to be correct amount(s) therefore. FGI’s failure to provide or Seller’s failure to receive such online access shall not relieve Seller of Seller’s obligations under this Agreement or the responsibility of Seller to request such statement and Seller’s failure to do so shall nonetheless bind Seller to whatever FGI’s records would have reported.

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h.           i. Except to the extent otherwise set forth in this Agreement, all payments of principal and of interest hereunder and all Expenses, fees, indemnification obligations and all other charges and any other Obligations of Seller, shall be made to FGI at the Payment Location (or such other address as may be required by FGI from time to time), in United States dollars, in immediately available funds. FGI shall have the unconditional right and discretion (and Seller hereby authorizes FGI) to charge Seller’s operating and/or deposit account(s) for all of Seller’s Obligations as they become due from time to time under this Agreement including, without limitation, interest, principal, fees, indemnification obligations and reimbursement of Expenses. Any payments received prior to 2:00 p.m. Eastern time on any Business Day shall be deemed received on such Business Day. Any payments (including any payment in full of the Obligations), received after 2:00 p.m. Eastern time on any Business Day shall be deemed received on the immediately following Business Day.

ii. Unless FGI receives notice from Seller prior to the date on which any payment is due to FGI that Seller will not make such payment in full as and when required, FGI may assume that Seller has made (or will make) such payment in full to FGI on such date in immediately available funds.

iii. All payments to be made hereunder by Seller shall be remitted to FGI and all such payments, and all proceeds of Collateral received by FGI, shall be applied, so long as no Event of Default has occurred and is continuing, to reduce the balance of the Advances outstanding and, thereafter, to Seller or such other Person entitled thereto under applicable law.

i. Seller shall notify all Account Debtors and take other necessary or appropriate means to ensure that all of Seller’s Account(s), whether or not purchased by FGI, shall be paid directly to FGI by transmission to a Controlled Account. FGI shall have the right at any time, either before or after the occurrence of an Event of Default and without notice to Seller, to notify any or all Account Debtors of the assignment to FGI and to direct such Account Debtors to make payment of all amounts due or to become due to Seller directly to FGI. Unless otherwise required by FGI, all invoices of all of Seller’s Accounts shall plainly state on their face:

All amounts owing under this invoice have been assigned to FGI Finance and all such amounts payable hereunder are payable to FGI Finance at such account as FGI may designate.

FGI, as the sole and absolute owner of the Purchased Accounts, shall have the sole and exclusive power and authority to collect each such Purchased Account, through legal action or otherwise, and FGI may, in its sole discretion, settle, compromise, or assign (in whole or in part) any of such Purchased Accounts, or otherwise exercise, to the maximum extent permitted by applicable law, any other right now existing or hereafter arising with respect to any of such Purchased Accounts. Notwithstanding the foregoing, FGI may, in its sole and absolute discretion, elect to appoint Seller as the agent of FGI, with respect of Purchased Accounts under and in accordance with this Agreement until notice from FGI to the contrary and for the purpose of administering the accounts of Account Debtors and procuring the collection of Purchased Accounts for the benefit of FGI. In such event, Seller accepts such appointment and undertakes (i) to act promptly and efficiently in carrying out the tasks in relation to which it is FGI’s agent; (ii) not to hold itself out as an agent of FGI for any other purpose; and (iii) to adhere to the debt collection procedures of Seller in force at, and notified to and approved by FGI, on or before the date hereof and to obtain the prior written consent of FGI to any proposed variations to such procedures. FGI may by notice to Seller withdraw the agency appointment made in this Section 2.2(i).

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j. Should Seller receive payment of all or any portion of any Purchased Account, Seller shall immediately notify FGI in writing of the receipt of the payment, hold said payment in trust for FGI separate and apart from Seller’s own property and funds, and shall deliver said payment to FGI without delay in the identical form in which received with all necessary endorsements in no event later than the second Business Day after receipt. In the event any Goods, the sale of which gave rise to a Purchased Account, are returned to or repossessed by Seller, such Goods shall be held by Seller in trust for FGI, separate and apart from Seller’s own property and subject to FGI’s sole direction and control. Seller shall not accept returns and shall not grant any allowance or credit to any Account Debtor unless otherwise permitted under this Agreement

2.3. Interest: Interest upon the daily total outstanding balance of each Advance shall be charged to Seller’s Reserve Account at a per annum rate equal to the Interest Rate on the net daily balance of all outstanding Advances. Changes in the interest rate applicable to the Obligations shall become effective on the same day that there is a change in the Base Rate. Interest on the Obligations shall be payable monthly, in arrears, on the last day of each calendar month, beginning on the last day of the first calendar month after the Closing Date.

2.4. Additional Interest Provisions:

a. Interest on the Obligations shall be calculated on the basis of a year of three hundred sixty (360) days but charged for the actual number of days elapsed.

b. After the occurrence and during the continuance of an Event of Default hereunder, the per annum effective rate of interest on all Obligations shall be increased by three hundred (300) basis points. All such increases may be applied retroactively to the date of the occurrence of the Event of Default and remain in effect until such time as the Default has been waived by FGI or the Obligations are fully paid and satisfied. Seller agrees that the default rate payable to FGI is a reasonable estimate of FGI’s damages and is not a penalty.

c. All contractual rates of interest chargeable on outstanding principal under the Obligations shall continue to accrue and be paid even after Default, an Event of Default, maturity, acceleration, judgment, bankruptcy, insolvency proceedings of any kind or the happening of any event or occurrence similar or dissimilar.

d. Any adjustment in FGI’s interest rate, whether downward or upward, will become effective on the day in which the Base Rate is decreased or increased. If during any month, a net credit balance exists (i.e., the reserve or credit balance exceeds outstanding Accounts), then Seller agrees to credit FGI’s Reserve Account as of the last day of each month with interest at a rate equal to the Interest Rate.

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2.5. Fees and Charges: FGI shall have fully earned and Seller shall unconditionally pay to FGI the fees set forth on Exhibit C attached hereto and made part hereof.

2.6. Use of Proceeds: The extensions of credit under and proceeds of the Advances shall be used for working capital and general corporate purposes in accordance with the terms of this Agreement.

SECTION III. COLLATERAL

3.1. Collateral: As security for the payment of the Obligations and satisfaction by Seller of all covenants and undertakings contained in this Agreement and the other Transaction Documents (in addition to the sale of Purchased Accounts), Seller hereby assigns and grants to FGI a continuing mortgage, charge, assignment, pledge and Lien on and security interest in, upon and to all assets of Seller, including but not limited to the following Property, all whether now owned or hereafter acquired, created or arising and wherever located: (a) Accounts; (b) Chattel Paper; (c) Documents; (d) Instruments; (e) Inventory; (f) General Intangibles, including all files, correspondence, computer programs, tapes, disks and related data processing software which contain information identifying or pertaining to any of the Collateral or any Account Debtor or showing the amounts thereof or payments thereon or otherwise necessary or helpful in the realization thereon or the collection thereof); (g) Equipment; (h) Fixtures; (i) Deposit Accounts; (j) Goods; (k) Letter of Credit Rights identified and described on Schedule 5.21 attached hereto and made part hereof (as amended or supplemented from time to time); (l) Supporting Obligations; (m) Investment Property; (n) Commercial Tort Claims identified and described on Schedule 5.20 attached hereto and made part hereof (as amended or supplemented from time to time); (o) Property of Seller, now or hereafter in FGI’s possession; and (p) Proceeds (including, without limitation, insurance proceeds), whether cash or non-cash, of all of the foregoing Property described in clauses (a) through and including (o).

3.2. Lien Documents: On the Closing Date and thereafter as FGI deems necessary, Seller shall execute and/or deliver to FGI, or have executed and delivered (all in form and substance satisfactory to FGI and its counsel) any other agreements, documents, instruments and writings, including, without limitation, intellectual property security agreements, required by FGI to evidence, perfect or protect the Liens and security interests in the Collateral or as FGI may reasonably request from time to time. Seller agrees to comply with the requests of FGI in order for FGI to have and maintain a valid and perfected first security interest in the Collateral including, without limitation, executing and causing any other Person to execute such documents as FGI may require to obtain Control (as defined in the UCC) over all Deposit Accounts, Letter of Credit Rights and Investment Property. Seller hereby authorizes FGI to file financing statements and amendments to financing statements without Seller’s signature, in accordance with the UCC. Seller hereby authorizes FGI to file all such financing statements and amendments to financing statements describing the Collateral in any filing office as FGI, in its sole discretion may determine, including financing statements listing “All Assets” in the collateral description therein.

3.3. Other Actions: In addition to the foregoing, Seller shall do anything further that may be reasonably required by FGI to secure FGI and effectuate the intentions and objects of this Agreement, including, without limitation, the execution and delivery of security agreements, contracts and any other documents required hereunder and the delivery of motor titles with FGI’s lien noted thereon. At FGI’s reasonable request, Seller shall also immediately deliver (with execution by Seller of all necessary documents or forms to reflect, implement or enforce the Liens described herein), or cause to be delivered, to FGI all items for which FGI must receive possession to obtain a perfected security interest, including without limitation, all notes, stock powers, letters of credit, certificates and documents of title, Chattel Paper, Warehouse Receipts, Instruments, and any other similar instruments constituting Collateral.

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3.4. Searches, Certificates: FGI shall, prior to or on the Closing Date, and thereafter as FGI may determine from time to time, at Seller’s expense, obtain the following searches (the results of which are to be consistent with the warranties made by Seller in this Agreement): (i) UCC searches with the Secretary of State and local filing office of each state where Seller and each Guarantor is organized, maintains its executive office, a place of business, or assets; and (ii) judgment, state and federal tax lien and corporate tax lien searches, in all applicable filing offices of each state searched under clause (i) above. Seller shall, prior to or on the Closing Date and at its expense, obtain and deliver to FGI good standing certificates showing Seller to be in good standing in its state of organization and in each other state in which it is doing and presently intends to do business for which qualification is required.

3.5. Landlord’s and Warehouseman’s Waivers: Seller will cause each owner of any premises occupied by Seller or to be occupied by Seller and each warehouseman of any warehouse, where, in either event Collateral is held, to execute and deliver to FGI an instrument, in form and substance satisfactory to FGI, under which such owner(s) or warehouseman subordinates its/his/their interests in and waives its/his/their right to distrain on or foreclose against the Collateral and agrees to allow FGI to remain on such premises to dispose of or deal with any Collateral located thereon.

3.6. Power of Attorney: Each of the officers of FGI is hereby irrevocably made, constituted and appointed the true and lawful attorney for Seller (without requiring any of them to act as such) with full power of substitution to do the following: (a) endorse the name of Seller upon any and all checks, drafts, money orders and other instruments for the payment of monies that are payable to Seller and constitute collections on Seller’s Accounts or proceeds of other Collateral including checks or other payment instruments received by FGI pursuant to this Agreement; (b) execute and/or file in the name of Seller any financing statements, schedules, assignments, instruments, documents and statements that Seller is obligated to give FGI hereunder or is necessary to perfect (or continue or evidence the perfection of such security interest or Lien) FGI’s security interest or Lien in the Collateral; (c) receive, open and dispose of any mail addressed to Seller and put FGI’s address on any statements mailed to Account Debtors; (d) pay, settle, compromise, prosecute or defend any action, claim, conditional waiver and release, or proceeding relating to Purchased Accounts or Collateral; (e) during the continuance of an Event of Default, notify, in the name of the Seller, the U.S. Post Office to change the address for delivery of mail addressed to Seller to such address as FGI may designate, however, FGI shall turn over to Seller all such mail not relating to Purchased Accounts or Collateral; (f) effect debits to any demand deposit or other deposit account that Seller or any Guarantor maintains at any bank for any sums due to or from the Seller under this Agreement and (g) during the continuance of an Event of Default, do such other and further acts and deeds in the name of Seller that FGI may reasonably deem necessary or desirable to enforce any Account or other Collateral. The powers and authority granted to FGI herein are coupled with an interest and are irrevocable until this Agreement is terminated and all Obligations are fully satisfied.

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SECTION IV. CLOSING AND CONDITIONS PRECEDENT TO ADVANCES

4.1. Conditions to Closing: Closing under this Agreement is subject to the following conditions precedent (all instruments, documents and agreements to be in form and substance satisfactory to FGI and FGI’s counsel):

a. Delivery of Document: Seller shall have delivered, or caused to be delivered, to FGI this Agreement properly executed by Seller, together with all Schedules hereto;

b. Fees and Expenses: Seller shall have paid all fees set forth on Exhibit C which are due and payable on the Closing Date and Expenses;

c. Absence of Certain Events: On the Closing Date, no Default or Event of Default hereunder shall have occurred and be continuing;

d. Warranties and Representations at Closing: The warranties and representations contained in Section V as well as any other Section of this Agreement shall be true and correct in all respects on the Closing Date with the same effect as though made on and as of that date. Seller shall not have taken any action or permitted any condition to exist which would have been prohibited by any Section hereof; and

e. Compliance with this Agreement: Seller shall have performed and complied with all agreements, covenants and conditions contained herein including, without limitation, the provisions of Sections VI and VII hereof, which are required to be performed or complied with by Seller before or at the Closing Date.

4.2. Waiver of Rights: By completing the closing hereunder, or by making Advances hereunder, FGI does not waive a breach of any warranty or representation made by Seller hereunder or under any agreement, document, or instrument delivered to FGI or otherwise referred to herein, and any claims and rights of FGI resulting from any breach or misrepresentation by Seller are specifically reserved by FGI.

4.3. Conditions for Future Advances: The making of any Advance under this Agreement in any form following the Closing Date is subject to the following conditions precedent (all instruments, documents and agreements to be in form and substance satisfactory to FGI and its counsel) on each Advance Date:

a. Delivery of Documents: Seller shall have delivered, or caused to be delivered, to FGI all Transaction Documents properly executed by the parties thereto;

b. Effectiveness of Sale of Accounts and Security Agreement: This Agreement and each of the other Transaction Documents shall be effective;

c. Fees and Expenses: Seller shall have paid all fees set forth on Exhibit C which are due and payable on the Closing Date and Expenses;

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d. Financing Statements: UCC-1 financing statements naming Seller and Guarantors as debtors and FGI as secured party and listing “all assets” as collateral shall be on file and effective in all applicable jurisdictions;

e. Other Documents: Each of the other documents to be executed and/or delivered by Seller or any other Person pursuant to this Agreement shall have been executed and delivered to FGI, and FGI shall have received such other documents reasonably required by FGI;

f. Indebtedness: (1) Seller shall not have any Indebtedness except for Permitted Indebtedness; (2) FGI shall have completed its review of all Indebtedness of Seller and shall be satisfied in its sole and absolute discretion of the results of such review; and (3) FGI shall have entered into intercreditor agreements in form and substance satisfactory to FGI with respect to all Indebtedness of Seller other that such Indebtedness as is permitted pursuant to clauses (a), (b), and (c) of the definition of “Permitted Indebtedness”;

g. Seller Documents: FGI shall have received certified copies of (i) resolutions of Seller’s and each Guarantor’s board of directors’ or managing members (as applicable) authorizing the execution, delivery and performance of this Agreement and each of the other Transaction Documents required to be delivered by any Section hereof and (ii) Seller’s and each Guarantor’s articles or certificate of incorporation and by-laws or certificate of formation and operating agreement, as applicable;

h. Incumbency: FGI shall have received an incumbency certificate for Seller identifying all Authorized Officers, with specimen signatures and an incumbency certificate for each Guarantor identifying all individuals authorized to execute a Guaranty Agreement with specimen signatures;

i. Opinion: FGI shall have received a written opinion of Seller’s and each Guarantor’s independent counsel addressed to FGI and opinions of such other counsel as FGI deems reasonably necessary;

j. Collateral Audit: FGI shall have completed a collateral audit of Seller’s assets, liabilities, books and records, satisfactory in all respects to FGI;

k. Financial Statements: FGI shall have received such financial statements, reports, certifications and other operational information as FGI may reasonably require, satisfactory in all respects to FGI;

l. Searches: FGI shall have received the searches and certificates required under Section 3.4;

m. No Material Adverse Effect: No event or condition shall have occurred or become known to Seller, or would result from the making of any requested Advance, which could have a Material Adverse Effect;

n. No Default or Event of Default: No Default or Event of Default then exists or after giving effect to the making of the Advance would exist;

o. Compliance with this Agreement: Seller shall have performed and complied with all agreements, covenants and conditions contained herein including, without limitation, the provisions of Sections VI and VII hereof, which are required to be performed or complied with by Seller before or at such Advance Date; and

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p. Representations and Warranties: Each representation and warranty set forth in Section V and any other Transaction Document in effect at such time (as amended or modified from time to time) is then true and correct in all material respects as if made on and as of such Advance Date except to the extent such representations and warranties are made only as of a specific earlier date.

Each request for an Advance by Seller and the acceptance of any Advance hereunder by Seller shall constitute a representation and warranty by Seller as of the applicable Advance Date that the conditions contained in this Section 4.3 shall have been satisfied.

SECTION V. REPRESENTATIONS AND WARRANTIES

Seller warrants and represents to FGI on the Closing Date and on each Advance Date that:

5.1. Organization and Validity:

a. Seller (i) is a corporation or limited liability company (as designated in the first paragraph of this Agreement), duly organized and validly existing and in good standing under the laws of the state of incorporation or organization, as applicable, designated in the first paragraph of this Agreement, (ii) has the appropriate power and authority to operate its business and to own its Property and (iii) is duly qualified, is validly existing and in good standing and has lawful power and authority to engage in the business it conducts in each state where the nature and extent of its business requires qualification, except where the failure to so qualify does not and could not have a Material Adverse Effect. A list of all states and other jurisdictions where Seller is qualified to do business is shown on Schedule 5.1 attached hereto and made part hereof.

b. The making and performance of this Agreement and the other Transaction Documents will not violate any law, government rule or regulation, court or administrative order or other such order, or the charter, minutes or bylaw provisions of Seller, or of Seller’s operating agreement or partnership agreement, as applicable, or violate or result in a default (immediately or with the passage of time) under any contract, agreement or instrument to which Seller is a party, or by which Seller is bound. Seller is not in violation of any term of any agreement or instrument to which it is a party or by which it may be bound which violation has or could have a Material Adverse Effect, or of its charter, minutes or bylaw provisions, or of Seller’s operating agreement or partnership agreement, as applicable,.

c. Seller has all requisite power and authority to enter into and perform this Agreement and to incur the obligations herein provided for, and has taken all proper and necessary action to authorize the execution, delivery and performance of this Agreement, and the other Transaction Documents as applicable.

d. This Agreement and all of the other Transaction Documents, when delivered, will be valid and binding upon Seller, and enforceable in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

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5.2. Places of Business: The only places of business of Seller, and the places where Seller keeps and intends to keep its Property, are at the addresses shown on Schedule 5.2 attached hereto and made part hereof.

5.3. Pending Litigation: There are no lawsuits, judgments or judicial or administrative orders or proceedings pending, or to the knowledge of Seller, threatened, against Seller in any court or before any Governmental Authority except as shown on Schedule 5.3 attached hereto and made part hereof. To the knowledge of Seller, there are no investigations (civil or criminal) pending or threatened against Seller in any court or before any Governmental Authority. Seller is not in default with respect to any order of any Governmental Authority. To the knowledge of Seller, no shareholder or executive officer of Seller has been indicted in connection with or convicted of engaging in any criminal conduct, or is currently subject to any lawsuit or proceeding or under investigation in connection with any anti-racketeering or other conduct or activity which may result in the forfeiture of any property to any Governmental Authority.

5.4. Title to Properties:

a. Seller has good, valid and marketable title to all the Property it purports to own, free from Liens and free from the claims of any other Person, except for Permitted Liens.

b. Immediately prior to the execution and at the time of delivery of each Schedule of Account, Seller is the sole owner and holder of each of the Account described thereon and its Related Rights and that upon FGI’s acceptance of each Purchased Account and Related Rights, FGI shall become the sole owner and holder of such Purchased Account(s) and Related Rights.

c. No Purchased Account shall have been previously sold or transferred or be subject to any lien, encumbrance, security interest or other claim of any kind of nature.

d. The amount of each Purchased Account is due and owing to Seller and represents an accurate statement of a bona fide sale, delivery and acceptance of Goods or performance of service by Seller to or for an Account Debtor. The information regarding an Account on each Schedule of Accounts will be accurate. The terms for payment of Purchased Accounts are no greater than sixty (60) days from date of invoice (unless agreed upon in writing by FGI) and the payment of such Purchased Accounts is not contingent upon the fulfillment by Seller of any further performance of any nature whatsoever. Each Account Debtor’s business is solvent to the best of Seller’s knowledge at the time Seller provides Schedules to FGI.

e. There are and shall be no set-offs, allowances, discounts, deductions, counterclaims, or disputes with respect to any Purchased Account, either at the time it is accepted by FGI for FGI or prior to the date it is to be paid that have not been disclosed in writing to FGI.

5.5. Governmental Consent: Neither the nature of Seller or of its business or Property, nor any relationship between Seller and any other Person, nor any circumstance affecting Seller in connection with the issuance or delivery of this Agreement or any other Transaction Documents is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority on the part of Seller.

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5.6. Taxes: All federal and state tax returns required to be filed by Seller in any jurisdiction have been filed, and all taxes, assessments, fees and other governmental charges upon Seller, or upon any of its Property, income or franchises, which are shown to be due and payable on such returns have been paid, except for those taxes being contested in good faith with due diligence by appropriate proceedings for which appropriate reserves have been maintained under GAAP and as to which no Lien has been entered. Seller is not aware of any proposed additional tax assessment or tax to be assessed against or applicable to Seller.

5.7. Financial Statements: The annual audited consolidated balance sheet of Seller as of December 31, 2013, and the related statements of profit and loss, stockholder’s equity and cash flow as of such date accompanied by reports thereon from Seller’s independent certified public accountants, and the interim consolidated balance sheet of Seller as of September 30, 2014, and the related statements of profit and loss, stockholder’s equity and cash flow as of such date have been prepared in accordance with GAAP and present fairly the financial position of Seller as of such dates and the results of its operations for such periods. The fiscal year for Seller currently ends on December 31. Seller’s federal tax identification number and state organizational identification number are as shown on Schedule 5.7 attached hereto and made part hereof.

5.8. Full Disclosure: The financial statements referred to in Section 5.7 do not, nor does any other written statement of Seller to FGI contain any untrue statement of a material fact. Such statements do not omit a material fact, the omission of which would make the statements contained therein misleading. There is no fact known to Seller which has not been disclosed in writing to FGI which has or could have a Material Adverse Effect.

5.9. Subsidiaries: Seller does not have any Subsidiaries or Affiliates, except as shown on Schedule 5.9 attached hereto and made part hereof.

5.10. Investments, Guarantees, Contracts, etc.:

a. Seller does not own or hold equity or long term debt investments in, or have any outstanding advances to, any other Person, except as shown on Schedule 5.10(a) attached hereto and made part hereof.

b. Seller has not entered into any leases for real or personal Property (whether as landlord or tenant or lessor or lessee), except as shown on Schedule 5.10(b) attached hereto and made part hereof.

c. Seller is not a party to any contract or agreement, or subject to any charter or other corporate restriction, which has or could have a Material Adverse Effect.

d. Except as otherwise specifically provided in this Agreement, Seller has not agreed or consented to cause or permit any of its Property whether now owned or hereafter acquired to be subject in the future (upon the happening of a contingency or otherwise), to a Lien not permitted by this Agreement.

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5.11. Government Regulations, etc.:

a. The use of the proceeds hereunder will not directly or indirectly violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including, without limitation, Regulations U, T and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. Seller does not own or intend to carry or purchase any “margin stock” within the meaning of said Regulation U.

b. Seller has obtained all licenses, permits, franchises or other governmental authorizations necessary for the ownership of its Property and for the conduct of its business.

c. As of the date hereof, no employee benefit plan (“Pension Plan”), as defined in Section 3(2) of ERISA, maintained by Seller or under which Seller could have any liability under ERISA (i) has failed to meet the minimum funding standards established in Section 302 of ERISA, (ii) has failed to comply in a material respect with all applicable requirements of ERISA and of the Internal Revenue Code, including all applicable rulings and regulations thereunder, (iii) has engaged in or been involved in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code which would subject Seller to any material liability, or (iv) has been terminated if such termination would subject Seller to any material liability. Seller has not assumed, or received notice of a claim asserted against Seller for, withdrawal liability (as defined in Section 4207 of ERISA) with respect to any multi employer pension plan and is not a member of any Controlled Group (as defined in ERISA). Seller has timely made all contributions when due with respect to any multi employer pension plan in which it participates and no event has occurred triggering a claim against Seller for withdrawal liability with respect to any multi employer pension plan in which Seller participates. All Employee Benefit Plans and multi employer pension plans in which Seller participates are shown on Schedule 5.11(c) attached hereto and made part hereof.

d. Seller is not in violation of or receipt of written notice that it is in violation of any applicable statute, regulation or ordinance of the United States of America, or of any state, city, town, municipality, county or of any other jurisdiction, or of any agency, or department thereof, (including, without limitation, Environmental Laws or government procurement regulations), a violation of which causes or could cause a Material Adverse Effect.

e. Seller is current with all reports and documents required to be filed with any state or federal securities commission or similar agency and is in full compliance in all material respects with all applicable rules and regulations of such commissions.

5.12. Business Interruptions: Within two (2) years prior to the date hereof, none of the business, Property or operations of Seller have been materially and adversely affected in any way by any casualty, strike, lockout, combination of workers, order of the United States of America, or any state or local government, or any political subdivision or agency thereof, directed against Seller. There are no pending or, to Seller’s knowledge, threatened labor disputes, strikes, lockouts or similar occurrences or grievances affecting Seller. No labor contract of Seller is scheduled to expire prior to the Maturity Date.

5.13. Names and Intellectual Property:

a. Within two (2) years prior to the Closing Date, Seller has not conducted business under or used any other name (whether corporate or assumed) except for the names shown on Schedule 5.13(a) attached hereto and made part hereof. Within five (5) years prior to the Closing Date, Seller has not changed its legal name to any name except for the names shown on Schedule 5.13(a) attached hereto and made part hereof. Seller is the sole owner of all names listed on such Schedule 5.13(a) and any and all business done and all invoices issued in such trade names are Seller’s sales, business and invoices. Each trade name of Seller represents a division or trading style of Seller and not a separate Subsidiary or Affiliate or independent entity.

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b. All trademarks, service marks, patents or copyrights which Seller uses, plans to use or has a right to use are shown on Schedule 5.13(b) attached hereto and made part hereof and Seller is the sole owner of such Property except to the extent any other Person has claims or rights in such Property, as such claims and rights are shown on Schedule 5.13(b). Seller is not in violation of any rights of any other Person with respect to such Property.

c. Except as shown on Schedule 5.13(c) attached hereto and made part hereof, (i) Seller does not require any copyrights, patents, trademarks or other intellectual property, or any license(s) to use any patents, trademarks or other intellectual property in order to provide services to its customers in the ordinary course of business; and (ii) FGI will not require any copyrights, patents, trademarks or other intellectual property or any licenses to use the same in order to provide such services after the occurrence of an Event of Default.

5.14. Other Associations: Seller is not engaged and has no interest in any joint venture or partnership with any other Person except as shown on Schedule 5.14 attached hereto and made part hereof.

5.15. Environmental Matters:

a. To the best of Seller’s knowledge after due inquiry, no Property presently owned, leased or operated by Seller contains, or has previously contained, any Hazardous Substances in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could give rise to liability under, any Environmental Law.

b. To the best of Seller’s knowledge after due inquiry, Seller is in compliance, and, for the duration of all applicable statutes of limitations periods, has been in compliance with all applicable Environmental Laws, and there is no contamination at, under or about any properties presently owned, leased, or operated by Seller or violation of any Environmental Law with respect to such properties which could reasonably be expected to interfere with any of their continued operations or reasonably be expected to impair the fair saleable value thereof.

c. Seller has not received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance assessment with Environmental Laws and Seller has no knowledge that any such notice will be received or is being threatened.

d. To the best of Seller’s knowledge after due inquiry, Hazardous Substances have not been transported or disposed of in a manner or to a location which are reasonably likely to give rise to liability of Seller under any Environmental Law.

e. No judicial proceeding or governmental or administrative action is pending , or to the knowledge of Seller, threatened under any Environmental Law to which Seller is, or to Seller’s knowledge will be, named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding, the implementation of which is reasonably likely to have a Material Adverse Effect on any natural resources or on Seller’s business, financial condition, Property or prospects under any Environmental Law.

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5.16. Anti-Terrorism Laws: Neither Seller nor any Affiliate of Seller is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law. Neither Seller nor any Affiliate of Seller, or to Seller’s knowledge, any of its respective agents acting or benefiting in any capacity in connection with this Agreement or other transactions hereunder, is a Blocked Person.

5.17. Capital Stock: The authorized and outstanding Capital Stock of Seller is as shown in the Public Reports referenced on Schedule 5.17 attached hereto and made part hereof. All of the Capital Stock of Seller has been duly and validly authorized and issued and is fully paid and non-assessable and has been sold and delivered to the holders thereof in compliance with, or under valid exemption from, all Federal and state laws and the rules and regulations of all Governmental Authorities governing the sale and delivery of securities. Except for the rights and obligations shown in the Public Reports referenced on Schedule 5.17, there are no subscriptions, warrants, options, calls, commitments, rights or agreements by which Seller or any of the shareholders of Seller is bound relating to the issuance, transfer, voting or redemption of shares of its Capital Stock or any pre-emptive rights held by any Person with respect to the shares of Capital Stock of Seller. Except as shown in the Public Reports referenced on Schedule 5.17, Seller has not issued any securities convertible into or exchangeable for shares of its Capital Stock or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares.

5.18. Solvency: After giving effect to the transactions contemplated under this Agreement, Seller is solvent, is able to pay its debts as they become due, and has capital sufficient to carry on its business and all businesses in which it is about to engage, and now owns Property having a value both at fair valuation and at present fair salable value greater than the amount required to pay Seller’s debts. Seller will not be rendered insolvent by the execution and delivery of this Agreement or any of the other Transaction Documents executed in connection with this Agreement or by the transactions contemplated hereunder or thereunder.

5.19. Perfection and Priority: This Agreement and the other Transaction Documents are effective to create in favor of FGI legal, valid and enforceable Liens in all right, title and interest of Seller in the Collateral, and when financing statements have been filed in the offices of the jurisdictions shown on Schedule 5.19 attached hereto and made part hereof under Seller’s name, Seller will have granted to FGI, and FGI will have perfected first priority Liens in the Collateral (except as may be provided to the contrary in the Intercreditor Agreements), superior in right to any and all other Liens, existing or future.

5.20. Commercial Tort Claims: As of the Closing Date, Seller is not a party to any Commercial Tort Claims, except as shown on Schedule 5.20 attached hereto and made part hereof.

5.21. Letter of Credit Rights: As of the Closing Date, Seller has no Letter of Credit Rights, except as shown on Schedule 5.21 attached hereto and made part hereof.

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5.22. Deposit Accounts: As of the Closing Date, all Deposit Accounts of Seller are shown on Schedule 5.22 attached hereto and made part hereof.

SECTION VI. SELLER’S AFFIRMATIVE COVENANTS

Seller covenants that until all of the Obligations are paid and satisfied in full and the commitment of FGI hereunder has been terminated, that:

6.1. Payment of Taxes and Claims: Seller shall pay, before they become delinquent, all taxes, assessments and governmental charges, or levies imposed upon it, or upon Seller’s Property, and all claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons, entitled to the benefit of statutory or common law Liens which, in any case, if unpaid, would result in the imposition of a Lien upon its Property; provided, however, that Seller shall not be required to pay any such tax, assessment, charge, levy, claim or demand if the amount, applicability or validity thereof, shall at the time, be contested in good faith and by appropriate proceedings by Seller, and if Seller shall have set aside on its books adequate reserves in respect thereof, if so required in accordance with GAAP; which deferment of payment is permissible so long as no Lien other than a Permitted Lien has been entered and Seller’s title to, and its right to use, its Property are not materially adversely affected thereby.

6.2. Maintenance of Properties and Corporate Existence:

a. Property - Seller shall maintain its Property in good condition (normal wear and tear excepted) make all necessary renewals, replacements, additions, betterments and improvements thereto and will pay and discharge when due the cost of repairs and maintenance to its Property, and will pay all rentals when due for all real estate leased by Seller.

b. Property Insurance, Public and Products Liability Insurance - Seller shall maintain insurance (i) on all insurable tangible Property against fire, flood, casualty and such other hazards (including, without limitation, extended coverage, workmen’s compensation, boiler and machinery, with inflation coverage by endorsement) and (ii) against public liability, product liability and business interruption, in each case in such amounts, with such deductibles and with such insurers as are customarily used by companies operating in the same industry as Seller. At or prior to the Closing Date, Seller shall furnish FGI with duplicate original policies of insurance or such other evidence of insurance as FGI may require, and any certificates of insurance shall be issued on Acord Form-27. In the event Seller fails to procure or cause to be procured any such insurance or to timely pay or cause to be paid the premium(s) on any such insurance, FGI may do so for Seller, but Seller shall continue to be liable for the same. The policies of all such casualty insurance shall contain standard FGI’s lender loss payable clauses (and, with respect to liability and interruption insurance, additional insured clauses) issued in favor of FGI under which all losses thereunder shall be paid to FGI as FGI’s interest may appear. Such policies shall expressly provide that the requisite insurance cannot be altered or canceled without thirty (30) days prior written notice to FGI and shall insure FGI notwithstanding the act or neglect of Seller. Seller hereby appoints FGI as Seller’s attorney-in-fact, exercisable at FGI’s option, to endorse any check which may be payable to Seller in order to collect the proceeds of such insurance and any amount or amounts collected by FGI pursuant to the provisions of this Section may be applied by FGI, in its sole discretion, to any Obligations or to repair, reconstruct or replace the loss of or damage to Collateral as FGI in its discretion may from time to time determine. Seller further covenants that all insurance premiums owing under its current policies have been paid. Seller shall notify FGI, immediately, upon Seller’s receipt of a notice of termination, cancellation, or non-renewal from its insurance company of any such policy.

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c. Financial Records - Seller shall keep current and accurate books of records and accounts in which full and correct entries will be made of all of its business transactions, and will reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP and shall reflect on its books the absolute sale of the Purchased Accounts to FGI. Seller shall not change its fiscal year end date without the prior written consent of FGI.

d. Existence and Rights - Seller shall do (or cause to be done) all things necessary to preserve and keep in full force and effect its existence, good standing, rights and franchises.

e. Compliance with Laws - Seller shall be in compliance with any and all laws, ordinances, governmental rules and regulations, and court or administrative orders or decrees to which it is subject, whether federal, state or local, (including, without limitation, Environmental Laws and government procurement regulations) and shall obtain any and all licenses, permits, franchises or other governmental authorizations necessary to the ownership of its Property or to the conduct of its businesses, which violation or failure to obtain causes or is reasonably likely to cause a Material Adverse Effect. Seller shall timely satisfy all assessments, fines, costs and penalties imposed (after exhaustion of all appeals, provided a stay has been put in effect during such appeal) by any Governmental Authority against Seller or any Property of Seller.

6.3. Business Conducted: Seller shall continue in the business presently operated by it using its best efforts to maintain its customers and goodwill. Seller shall not engage, directly or indirectly, in any material respect in any line of business substantially different from the businesses conducted by Seller immediately prior to the Closing Date.

6.4. Litigation: Seller shall give prompt notice to FGI of any litigation claiming in excess of the dollar amount set forth on Exhibit A or which may otherwise have a Material Adverse Effect.

6.5. Taxes: Seller shall pay all taxes (other than taxes based upon or measured by FGI’s income or revenues or any personal property tax), if any, in connection with this Agreement and the recording of any lien documents. The obligations of Seller hereunder shall survive the payment of Seller’s Obligations hereunder and the termination of this Agreement.

6.6. Bank Accounts: Seller shall maintain its major depository and disbursement account(s) with financial institution acceptable to FGI. Seller shall provide FGI prompt written notice upon the opening of any new depository account or disbursement account. Upon FGI’s request, Seller shall establish a lockbox through which Seller shall instruct all Account Debtors to make payment on Accounts. Seller shall execute such agreements as FGI may require, to establish the lockbox.

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6.7. Employee Benefit Plans: Seller shall (a) fund all of its Pension Plan(s) in a manner that will satisfy the minimum funding standards of Section 302 of ERISA, (b) furnish FGI, promptly upon FGI’s request, with copies of all reports or other statements filed with the United States Department of Labor, the PBGC or the IRS with respect to all Pension Plan(s), or which Seller, or any member of a Controlled Group, may receive from the United States Department of Labor, the IRS or the PBGC, with respect to all such Pension Plan(s), and (c) promptly advise FGI of the occurrence of any reportable event (as defined in Section 4043 of ERISA, other than a reportable event for which the thirty (30) day notice requirement has been waived by the PBGC) or prohibited transaction (under Section 406 of ERISA or Section 4975 of the Internal Revenue Code) with respect to any such Pension Plan(s) and the action which Seller proposes to take with respect thereto. Seller will make all contributions when due with respect to any multi employer pension plan in which it participates and will promptly advise FGI upon (x) its receipt of notice of the assertion against Seller of a claim for withdrawal liability, (y) the occurrence of any event which, to the best of Seller’s knowledge, would trigger the assertion of a claim for withdrawal liability against Seller, and (z) upon the occurrence of any event which, to the best of Seller’s knowledge, would place Seller in a Controlled Group as a result of which any member (including Seller) thereof may be subject to a claim for withdrawal liability, whether liquidated or contingent.

6.8. Reserved.

6.9. Financial and Business Information: Seller shall deliver or cause to be delivered to FGI the following:

a. Financial Statements and Collateral Reports: such data, reports, statements and information, financial or otherwise, as FGI may reasonably request, including, without limitation:

i. within thirty (30) days after the end of each calendar month, the consolidated and consolidating (if applicable) income and cash flow statements of Seller and its Subsidiaries for such month and for the expired portion of the fiscal year ending with the end of such month and the consolidated and consolidating (if applicable) balance sheet of Seller and its Subsidiaries as at the end of such month, setting forth in comparative form the corresponding figures as at the end of and for the corresponding periods of the previous fiscal year, all in reasonable detail, including all supporting schedules and certified by Seller’s chief financial officer to have been prepared in accordance with GAAP;

ii. within one hundred and five (105) days after the end of each fiscal year of Seller, the consolidated and consolidating (if applicable) income and cash flow statements of Seller and its Subsidiaries for such year, and the consolidated and consolidating (if applicable) balance sheet of Seller and its Subsidiaries as at the end of such fiscal year, setting forth in comparative form the corresponding figures as at the end of and for the previous fiscal year, all in reasonable detail, including all supporting schedules, and audited by an independent public accounting firm acceptable to FGI, and unqualifiedly certified to have been prepared in accordance with GAAP, together with copies of any management letters provided by such accountants to management of Seller;

iii. on the first Business Day of each calendar week (as of the last Business Day of the prior calendar week), Seller’s accounts receivable aging report, accounts payable aging report, Inventory reports and such other reports as FGI reasonably deems necessary, certified by Seller’s chief financial officer as true and correct, all in form and substance reasonably satisfactory to FGI;

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iv. on the first Business Day of each calendar week (as of the last Business Day of the prior calendar week), for each Account Debtor who is indebted on a Purchased Account that has been purchased, a weekly report in a form and substance satisfactory to FGI itemizing all such returns and allowances made during the previous week with respect such Purchased Accounts and at FGI’s option a check (or wire transfer) payable to FGI for the amount thereof or in FGI’s sole and exclusive discretion, FGI may accept the issuance of a credit memo and apply same to the Reserve Account; and

v. no later than thirty (30) days prior to each fiscal year-end, Seller’s annual consolidated financial statement projections for the upcoming fiscal year.

b. Notice of Event of Default - promptly upon becoming aware of the existence of any condition or event which constitutes a Default or an Event of Default under this Agreement, a written notice specifying the nature and period of existence thereof and what action Seller is taking (and proposes to take) with respect thereto;

c. Dispute - promptly upon learning that there exists any Account which is subject to a Dispute;

d. Avoidance Claim - within two (2) Business Days of it becoming aware of the assertion of an Avoidance Claim;

e. Notice of Claimed Default - promptly upon receipt by Seller, notice of default, oral or written, given to Seller by any creditor for Indebtedness for borrowed money, otherwise holding long term Indebtedness of Seller in excess of $100,000;

f. Deposit Accounts – promptly upon the request of FGI, information with respect to the deposit accounts of Seller (including copies of bank statements); and

g. Securities and Other Reports - if Seller shall be required to file reports with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, promptly upon its becoming available, one copy of each financial statement, report, notice or proxy statement sent by Seller to stockholders generally, and, a copy of each regular or periodic report, and any registration statement, or prospectus in respect thereof, filed by Seller with any securities exchange or with federal or state securities and exchange commissions or any successor agency; unless such report is publicly available on EDGAR and accessible via www.sec.gov.

6.10. Officers’ Certificates: Along with the set of financial statements delivered to FGI at the end of each calendar month pursuant to Section 6.9(a)(i) hereof and the annual financial statements delivered pursuant to Section 6.9(a)(ii) hereof, Seller shall deliver to FGI a Compliance Certificate from the chief financial officer, chief executive officer or president of Seller.

6.11. Audits and Inspection: Seller shall permit any of FGI’s officers or other representatives to visit and inspect any of the locations of Seller (and if no Event of Default or Default exists, upon reasonable notice during business hours), to examine and audit all of Seller’s books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss its affairs, finances and accounts with its officers, employees and independent certified public accountants all at Seller’s expense at the standard rates charged by FGI for such activities, plus FGI’s reasonable out-of-pocket expenses (all of which amounts shall be Expenses). FGI shall have the right to confirm and verify all Accounts by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests under this Agreement.

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6.12. Tax Returns, Financial Statements and Other Reports: Promptly after each calendar year (but in any event no later than May 1), Seller shall promptly furnish, or shall cause to be furnished, to FGI copies of (a) the annual federal and state income tax returns of Seller for the immediately preceding year, (b) proof of payment of all federal, state, foreign and local tax obligations (c) to the extent not included in the consolidated financial statements of Seller, the income tax return of each Guarantor for the immediately preceding year, and (d) personal financial statement (on FGI’s form) for each Guarantor that is an individual. Seller further agrees that, if requested by FGI, it shall promptly furnish FGI with copies of all reports filed with any federal, state or local Governmental Authority.

6.13. Material Adverse Developments: Seller agrees that immediately upon becoming aware of any development or other information which could reasonably be expected to have a Material Adverse Effect it shall give to FGI telephonic notice specifying the nature of such development or information and such anticipated effect. In addition, such verbal communication shall be confirmed by written notice thereof to FGI on the same day such verbal communication is made or the next Business Day thereafter.

6.14. Places of Business: Seller shall give thirty (30) days prior written notice to FGI of any changes in the location of any of its respective places of business, of the places where records concerning its Accounts or where its Inventory are kept, or the establishment of any new, or the discontinuance of any existing place of business.

6.15. Commercial Tort Claims: Seller will immediately notify FGI in writing in the event that Seller becomes a party to or obtains any rights with respect to any Commercial Tort Claim. Such notification shall include information sufficient to describe such Commercial Tort Claim, including, but not limited to, the parties to the claim, the court in which the claim was commenced, the docket number assigned to such claim, if any, and a detailed explanation of the events that gave rise to the claim. Seller shall execute and deliver to FGI all documents and/or agreements necessary to grant FGI a security interest in such Commercial Tort Claim to secure the Obligations. Seller authorizes FGI to file (without Seller’s signature) initial financing statements or amendments, as FGI deems necessary to perfect its security interest in the Commercial Tort Claim.

6.16. Letter of Credit Rights: Seller shall provide FGI with written notice of any Letters of Credit for which Seller is the beneficiary. Seller shall execute and deliver (or cause to be executed or delivered) to FGI, all documents and agreements as FGI may require in order to obtain and perfect its security interest in such Letter of Credit Rights.

6.17. Dilution: Seller covenants and agrees that at the end of each month, Dilution shall not exceed the Dilution Percentage.

6.18. Dissolution of Tropical: Seller shall deliver to FGI, no later than December 31, 2015, evidence that Tropical Communications, Inc. has been dissolved.

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6.19. Scott Davis Indebtedness: Seller shall deliver to FGI, no later than March 20, 2015, evidence that all Indebtedness of Seller to Scott Davis has been converted into Equity Interests of Intercloud.

6.20. Investment Property: Seller shall deliver to FGI, no later than five (5) Business Days following the Closing Date, (1) stock certificates and executed stock powers for each Subsidiary of Intercloud that is a corporation (other than such Subsidiaries whose equity interests are the first priority collateral of White Oak Global Advisors, LLC, as set forth in the Intercreditor Agreement between White Oak Global Advisors, LLC and FGI, and (2) unit certificates and executed transfer powers for each Subsidiary of Intercloud that (x) is not a corporation and (y) has opted into Article 8 of the UCC (other than such Subsidiaries whose equity interests are the first priority collateral of White Oak Global Advisors, LLC, as set forth in the Intercreditor Agreement between White Oak Global Advisors, LLC and FGI).

SECTION VII. SELLER’S NEGATIVE COVENANTS:

Seller covenants that until all of the Obligations are paid and satisfied in full and the commitment of FGI hereunder has been terminated, that:

7.1. Merger or Consolidation, Jurisdiction of Organization: Seller shall not (a) engage in any Asset Sale other than equipment that is replaced by other equipment of comparable or superior quality and value within thirty (30) days of such Asset Sale, (b) merge or consolidate with any other Person or commence a dissolution or liquidation or (c) change its jurisdiction of organization.

7.2. Acquisitions: Seller shall not acquire all or a material portion of the Capital Stock or assets of any Person in any transaction or in any series of related transactions or enter into any sale and leaseback transaction without the prior written consent of FGI.

7.3. Liens and Encumbrances: Seller shall not: (a) execute a negative pledge agreement with any Person covering any of its Property, or (b) cause or permit or agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise), its Property (including, without limitation, the Collateral), whether now owned or hereafter acquired, to be subject to a Lien or be subject to any claim except for Permitted Liens.

7.4. Transactions With Affiliates or Subsidiaries: Seller shall not (a) create or acquire any Subsidiary or (b) enter into any transaction with any Subsidiary or other Affiliate, including, without limitation, the purchase, sale, or exchange of Property, or the loaning or giving of funds to any Affiliate or any Subsidiary unless: (i) such Subsidiary or Affiliate is engaged in a business substantially related to the business conducted by Seller, is a Seller hereunder and the transaction is in the ordinary course of and pursuant to the reasonable requirements of Seller’s business and upon terms substantially the same and no less favorable to Seller as it would obtain in a comparable arm’s length transactions with any Person not an Affiliate or a Subsidiary, and so long as such transaction is not prohibited hereunder; or (ii) such transaction is intended for incidental administrative purposes; provided, however, that notwithstanding the foregoing, Seller shall not take any action set forth in clause 7.4(b) above with respect to any person or entity that is not (x) party hereto as Seller or (y) party to the Guaranty Agreement as a Guarantor.

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7.5. Guarantees: Excepting the endorsement in the ordinary course of business of negotiable instruments for deposit or collection, Seller shall not become or be liable, directly or indirectly, primary or secondary, matured or contingent, in any manner, whether as guarantor, surety, accommodation maker, or otherwise, for the existing or future Indebtedness of any kind of any Person.

7.6. Distributions, Bonuses and Other Indebtedness: Seller shall not: (a) without the consent of FGI which shall not be unreasonably withheld, declare or pay or make any forms of Distribution to holders of Seller’s Capital Stock, other than Permitted Tax Distributions (if any); (b) declare or pay any bonus compensation to its officers if an Event of Default exists or would result from the payment thereof; (c) hereafter incur or become liable for any Indebtedness other than Permitted Indebtedness; (d) make any prepayments or payments of principal or interest on any existing or future Indebtedness (other than the Obligations and regularly scheduled payment of Capitalized Lease Obligations) except for such payments as FGI may approve in writing in its sole and absolute discretion; or (e) make any payments on Subordinated Debt in violation of the Intercreditor Agreements; provided, however, that so long as no Default or Event of Default (including without limitation an Event of Default resulting from a Change of Control) exists at the time of or would exist after giving pro-forma effect to the following Distributions, Seller shall be permitted to make Distributions with respect to up to an aggregate of 1,200,000 shares of Seller’s common stock issued to 31 Group LLC and Capital Ventures International pursuant to securities purchase agreements entered into with such investors in October 2014.

7.7. Loans and Investments: Seller shall not make or have outstanding loans, advances, extensions of credit or capital contributions to, or investments in, any Person other than Permitted Investments.

7.8. Use of Name: Seller shall not use FGI’s name in connection with any of its business operations. Nothing herein contained is intended to permit or authorize Seller to make any contract on behalf of FGI.

7.9. Miscellaneous Covenants: Seller shall not (a) become or be a party to any contract or agreement which at the time of becoming a party to such contract or agreement materially impairs Seller’s ability to perform under this Agreement, or under any other instrument, agreement or document to which Seller is a party or by which it is or may be bound or (b) carry or purchase any “margin stock” within the meaning of Regulations U, T or X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.

SECTION VIII. DEFAULT

8.1. Events of Default: Each of the following events shall constitute an event of default (each an “Event of Default”):

a. Payments - if Seller fails to make any payment of principal or interest under the Obligations on the date such payment is due and payable; or

b. Other Charges - if Seller fails to pay any other charges, fees, Expenses or other monetary obligations owing to FGI arising out of or incurred in connection with this Agreement within five (5) Business Days of the date such payment is due and payable; or covenant or undertaking contained in this Agreement and or any other Transaction Document; or

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c. Covenant Defaults - if Seller fails to perform, comply with or observe any covenant or undertaking contained in this Agreement and or any other Transaction Document; or

d. Financial Information - if any statement, report, financial statement, schedule, profit and loss statement or certificate made or delivered by Seller or any of its officers, employees or agents, to FGI is not true and correct, in all material respects, when made; or

e. Uninsured Loss - if there shall occur any uninsured damage to or loss, theft, or destruction in excess of $250,000 in the aggregate with respect to any portion of any Property of Seller; or

f. Warranties or Representations - if any warranty, representation or other statement by or on behalf of Seller contained in or pursuant to this Agreement, the other Transaction Documents or in any document, agreement or instrument furnished in compliance with, relating to, or in reference to this Agreement, is false, erroneous, or misleading in any material respect when made; or

g. Agreements with Others - (i) if Seller shall default beyond any grace period in the payment of principal or interest of any Indebtedness of Seller in excess of $100,000 in the aggregate; or (ii) if Seller otherwise defaults under the terms of any such Indebtedness if the effect of such default is to enable the holder of such Indebtedness to accelerate the payment of Seller’s obligations, which are the subject thereof, prior to the maturity date or prior to the regularly scheduled date of payment;

h. Other Agreements - if Seller breaches or violates the terms of, or if a default (and expiration of any applicable cure period), or an Event of Default, occurs under, any other existing or future agreement (related or unrelated) between Seller and FGI; or

i. Judgments - if any final judgment for the payment of money in excess of $100,000 in the aggregate (i) which is not fully and unconditionally covered by insurance or (ii) for which Seller has not established a cash or cash equivalent reserve in the full amount of such judgment, shall be rendered by a court of record against Seller and such judgment shall continue unsatisfied and in effect for a period of thirty (30) consecutive days without being vacated, discharged, satisfied or bonded pending appeal or appropriate proceeding for review and a stay of execution pending such appeal is obtained; or

j. Assignment for Benefit of Creditors, etc. - if Seller makes or proposes in writing, an assignment for the benefit of creditors generally, offers a composition or extension to creditors, or makes or sends notice of an intended bulk sale of any business or assets now or hereafter owned or conducted by Seller; or

k. Bankruptcy, Dissolution, etc. - upon the commencement of any action for the dissolution, winding up or liquidation of Seller, or the commencement of any proceeding to avoid any transaction entered into by Seller, or the commencement of any case or proceeding for reorganization or liquidation of Seller’s debts under the Bankruptcy Code or any other state or federal law, now or hereafter enacted for the relief of debtors, whether instituted by or against Seller; provided however, that Seller shall have thirty (30) days to obtain the dismissal or discharge of involuntary proceedings filed against it, it being understood that during such thirty (30) day period, FGI shall not be obligated to make Advances hereunder and FGI may seek adequate protection in any bankruptcy proceeding; or similar official or fiduciary for any Seller or for Seller’s Property; or

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l. Receiver - upon the appointment of a receiver, liquidator, custodian, trustee or similar official or fiduciary for any Seller or for Seller’s Property; or

m. Execution Process, etc. - the issuance of any execution or distraint process against any Property of Seller; or

n. Termination of Business - if Seller ceases any material portion of its business operations as presently conducted; or

o. Pension Benefits, etc. - if Seller fails to comply with ERISA so that proceedings are commenced to appoint a trustee under ERISA to administer Seller’s employee plans or the PBGC institutes proceedings to appoint a trustee to administer such plan(s), or a Lien is entered to secure any deficiency or claim or a “reportable event” as defined under ERISA occurs; or

p. Investigations - any indication or evidence received by FGI that reasonably leads it to believe Seller may have directly or indirectly been engaged in any type of activity which, would be reasonably likely to result in the forfeiture of any material property of Seller to any governmental entity, federal, state or local; or

q. Change of Control - if there shall occur a Change of Control; or

r. Guaranty Agreement - if any breach or default occurs under the Guaranty Agreement, if any Guarantor dies, or if the Guaranty Agreement, or any obligation to perform thereunder is terminated; or

s. Liens - if any Lien in favor of FGI shall cease to be valid, enforceable and perfected and prior to all other Liens other than Permitted Liens or if Seller or any Governmental Authority shall assert any of the foregoing; or

t. Material Adverse Effect – if there is any change in Seller’s financial condition, business, operations or prospects which, in FGI’s reasonable opinion, has or would be reasonably likely to have a Material Adverse Effect, or

u. Subordinated Debt Default – if an event of default occurs under any document or instrument evidencing Subordinated Debt, which default shall not have been cured or waived within any applicable grace period, or if any Person party to any Intercreditor Agreement breaches or violates, or attempts to terminate or challenge the validity of, any of the Intercreditor Agreements.

8.2. Cure: Nothing contained in this Agreement or the Transaction Documents shall be deemed to compel FGI to accept a cure of any Event of Default hereunder.

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8.3. Rights and Remedies on Default:

a. In addition to all other rights, options and remedies granted or available to FGI under this Agreement or the other Transaction Documents (each of which is also then exercisable by FGI), or otherwise available at law or in equity, upon or at any time after the occurrence and during the continuance of a Default or an Event of Default, FGI may in its sole discretion cease purchasing Accounts from Seller and otherwise withhold or cease making other Advances.

b. In addition to all other rights, options and remedies granted or available to FGI under this Agreement or the Transaction Documents (each of which is also then exercisable by FGI), or otherwise available at law or in equity, upon or at any time after the occurrence and during the continuance of an Event of Default FGI may in its sole discretion terminate the commitments of FGI under this Agreement and declare the Obligations immediately due and payable, all without demand, notice, presentment or protest or further action of any kind (it also being understood that the occurrence of any of the events or conditions set forth in Sections 8.1(j),(k) or (l) shall automatically cause an acceleration of the Obligations).

c. In addition to all other rights, options and remedies granted or available to FGI under this Agreement or the Transaction Documents (each of which is also then exercisable by FGI), or otherwise available at law or in equity, upon or at any time after the acceleration of the Obligations following the occurrence of an Event of Default (other than the rights with respect to clause (iv) below which FGI may exercise at any time after an Event of Default and regardless of whether there is an acceleration), FGI may, in its sole discretion, exercise all rights under the UCC and any other applicable law or in equity, and under all Transaction Documents permitted to be exercised after the occurrence of an Event of Default, including the following rights and remedies (which list is given by way of example and is not intended to be an exhaustive list of all such rights and remedies):

i. The right to take possession of, send notices regarding and collect directly the Collateral, with or without judicial process (including without limitation the right to notify the United States postal authorities to redirect mail addressed to Seller to an address designated by FGI); or

ii. By its own means or with judicial assistance, enter Seller’s premises and take possession of the Collateral, or render it unusable, or dispose of the Collateral on such premises in compliance with subsection (e) below, without any liability for rent, storage, utilities or other sums, and Seller shall not resist or interfere with such action; or

iii. Require Seller at Seller’s expense to assemble all or any part of the Collateral (other than real estate or fixtures) and make it available to FGI at any place designated by FGI;

iv. The right to modify the terms and conditions upon which FGI may be willing to consider making Advances or to take additional reserves; or

v. Freeze, debit and/or effect a set-off against any fund or account Seller may maintain with any bank, trust company, credit union, savings and loan association, other financial institution or like organization.

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d. Seller hereby agrees that a notice received by it at least ten (10) days before the time of any intended public sale or of the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable Inventory or Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by FGI without prior notice to Seller. Seller covenants and agrees not to interfere with or impose any obstacle to FGI’s exercise of its rights and remedies with respect to the Collateral, after the occurrence of an Event of Default hereunder. FGI shall have no obligation to clean up or prepare the Collateral for sale. If FGI sells any of the Collateral upon credit, Seller will only be credited with payments actually made by the purchaser thereof, that are received by FGI. FGI may, in connection with any sale of the Collateral specifically disclaim any warranties of title or the like.

e. In the event FGI deems it necessary to seek equitable relief, including injunctive or receivership remedies, Seller waives any requirement that FGI post or otherwise obtain or procure any bond. Alternatively, in the event FGI, in its sole and exclusive discretion, desires to procure and post a bond, FGI may procure and file with the court a bond in an amount up to and not greater than $10,000 (or the equivalent thereof in any currency) notwithstanding any common or statutory law requirement to the contrary. Upon FGI’s posting of such bond it shall be entitled to all benefits as if such bond was posted in compliance with applicable law. Seller also waives any right it may be entitled to, including an award of attorney’s fees or costs, in the event any equitable relief sought by and awarded to FGI is thereafter, for whatever reason, vacated, dissolved or reversed. All post-judgment interest shall bear interest at the greater of the contract rate and 18% per annum.

8.4. Nature of Remedies: All rights and remedies granted FGI hereunder and under the other Transaction Documents, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and FGI may proceed with any number of remedies at the same time until all Obligations are satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and FGI, upon or at any time after the occurrence of an Event of Default, may proceed against Seller, at any time, under any agreement, with any available remedy and in any order. In the event that any part of this transaction between Seller and FGI is construed to be a loan from FGI to Seller, any advances or payments made as the Purchase Price for all Purchased Accounts shall be secured by the Purchased Accounts and the Collateral and FGI shall have all rights and remedies available to FGI under the UCC in addition to its rights and remedies hereunder. FGI shall have no liability of any kind for exercising or failing to exercise any rights or remedies FGI may have under this Agreement or otherwise.

8.5. Application of Proceeds: Notwithstanding any other provisions of this Agreement or any other Transaction Document to the contrary, at any time that an Event of Default has occurred and is continuing, all payments remitted to FGI and all proceeds of Collateral received by FGI shall be applied in such manner to the Obligations as determined by FGI in its sole discretion.

SECTION IX. MISCELLANEOUS

9.1. Governing Law: THIS AGREEMENT, AND ALL MATERS ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND ALL RELATED AGREEMENTS AND DOCUMENTS, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK. THE PROVISIONS OF THIS AGREEMENT AND ALL OTHER AGREEMENTS AND DOCUMENTS REFERRED TO HEREIN ARE TO BE DEEMED SEVERABLE, AND THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION SHALL NOT AFFECT OR IMPAIR THE REMAINING PROVISIONS WHICH SHALL CONTINUE IN FULL FORCE AND EFFECT.

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9.2. Integrated Agreement: The Transaction Documents, all related agreements, and this Agreement shall be construed as integrated and complementary of each other, and as augmenting and not restricting FGI’s rights and remedies. If, after applying the foregoing, an inconsistency still exists, the provisions of this Agreement shall constitute an amendment thereto and shall control.

9.3. Waiver: No omission or delay by FGI in exercising any right or power under this Agreement or any related agreements and documents will impair such right or power or be construed to be a waiver of any Default, or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and as to Seller no waiver will be valid unless in writing and signed by FGI and then only to the extent specified.

9.4. Indemnity: Seller releases and shall indemnify, defend and hold harmless FGI and its officers, employees and agents, of and from any claims, demands, liabilities, obligations, judgments, injuries, losses, damages and costs and expenses (including, without limitation, reasonable legal fees) resulting from (i) acts or conduct of Seller under, pursuant or related to this Agreement and the other Transaction Documents, (ii) Seller’s breach or violation of any representation, warranty, covenant or undertaking contained in this Agreement or the other Transaction Documents, (iii) Seller’s failure to comply with any or all laws, statutes, ordinances, governmental rules, regulations or standards, whether federal, state or local, or court or administrative orders or decrees, (including, without limitation Environmental Laws, etc.), (iv) any Avoidance Claim and (v) any claim by any other creditor of Seller against FGI arising out of any transaction whether hereunder or in any way related to the Transaction Documents and all costs, expenses, fines, penalties or other damages resulting therefrom, unless resulting solely from acts or conduct of FGI constituting willful misconduct or gross negligence. Promptly after receipt by an indemnified party under this Section 9.4 of notice of the commencement of any action by a third party, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof. The omission so to notify the indemnifying party shall relieve the indemnifying party from any liability which it may have to any indemnified party under such subsection only if the indemnifying party is unable to defend such actions as a result of such failure to so notify. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnified party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation.

9.5. Time: Whenever Seller shall be required to make any payment, or perform any act, on a day which is not a Business Day, such payment may be made, or such act may be performed, on the next succeeding Business Day. Time is of the essence in Seller’s performance under all provisions of this Agreement and all related agreements and documents.

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9.6. Expenses: Seller agrees to pay immediately upon demand all Expenses. Seller hereby authorizes FGI, at FGI’s sole discretion, to deduct such fees, costs and expenses from the Reserve Account or may make demand therefore.

9.7. Brokerage: This transaction was brought about and entered into by FGI and Seller acting as principals without any brokers (other than Aegis Capital Corp., to whom Seller is obligated to pay a fee upon closing of this transaction), agents or finders being the effective procuring cause hereof. Seller represents that it has not committed FGI to the payment of any brokerage fee, commission or charge in connection with this transaction. If any such claim is made on FGI by any broker, finder or agent or other person, Seller hereby indemnifies, defends and saves such party harmless against such claim and further will defend, with counsel satisfactory to FGI, any action or actions to recover on such claim, at Seller’s own cost and expense, including such party’s reasonable counsel fees. Seller further agrees that until any such claim or demand is adjudicated in such party’s favor, the amount demanded shall be deemed an Obligation of Seller under this Agreement.

9.8. Notices: Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed given if delivered in person to the person listed below or if sent by facsimile or by nationally recognized overnight courier, as set forth on Exhibit A, unless such address is changed by written notice hereunder. Any notice sent by FGI or Seller by any of the above methods shall be deemed to be given when so received. FGI shall be fully entitled to rely upon any facsimile transmission or other writing purported to be sent by any Authorized Officer (whether requesting an Advance or otherwise) as being genuine and authorized.

9.9. Headings: The headings of any paragraph or Section of this Agreement are for convenience only and shall not be used to interpret any provision of this Agreement.

9.10. Survival: All warranties, representations, and covenants made by Seller herein, or in any agreement referred to herein or on any certificate, document or other instrument delivered by it or on its behalf under this Agreement, shall be considered to have been relied upon by FGI, and shall survive the delivery to FGI of this Agreement, regardless of any investigation made by FGI or on its behalf. All statements in any such certificate or other instrument prepared and/or delivered for the benefit of FGI shall constitute warranties and representations by Seller hereunder. Except as otherwise expressly provided herein, all covenants made by Seller hereunder or under any other agreement or instrument shall be deemed continuing until all Obligations are satisfied in full. All indemnification obligations under this Agreement, including under Sections 6.5, 9.4 and 9.7, shall survive the termination of this Agreement and payment of the Obligations.

9.11. Successors and Assigns: This Agreement shall bind and inure to the benefit of each signatory, its successors and assigns; provided, however that, Seller shall not have the right to assign or delegate its obligations and duties under this Agreement or any other Transaction Documents or any interest therein except with the prior written consent of FGI. FGI may, without the consent of Seller, (a) assign to one or more banks or other financial institutions all or a portion of its rights and obligations under this Agreement and (b) sell participations to one or more parties (a “Participant”) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments or the Advances owing to it). In connection with the efforts of FGI to assign its rights or obligations or to participate interests, FGI may disclose any information in its possession regarding Seller, its finances and/or Property; provided, however, that such information shall only be provided once the intended recipient of such information has agreed to maintain the confidentiality of such information.

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9.12. Duplicate Originals: Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument.

9.13. Modification: Neither the amendment or waiver of any provision of this Agreement or any other Transaction Document, nor the consent to any departure by Seller therefrom, shall in any event be effective unless the same shall be in writing and signed by FGI and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9.14. Third Parties: No rights are intended to be created hereunder, or under any related agreements or documents for the benefit of any third party donee, creditor or incidental beneficiary of Seller. Nothing contained in this Agreement shall be construed as a delegation to FGI of Seller’s duty of performance, including, without limitation, Seller’s duties under any account or contract with any other Person.

9.15. Discharge of Taxes, Seller’s Obligations, Etc.: FGI, in its sole discretion, shall have the right at any time, and from time to time, with at least ten (10) days prior notice to Seller if Seller fails to do so, to: (a) pay for the performance of any of Seller’s obligations hereunder, and (b) discharge taxes or Liens, at any time levied or placed on Seller’s Property in violation of this Agreement unless Seller is in good faith with due diligence by appropriate proceedings contesting such taxes or Liens and maintaining proper reserves therefor in accordance with GAAP. Expenses and advances shall be added to the Obligations, and bear interest at the rate applicable to the Obligations, until reimbursed to FGI. Such payments and advances made by FGI shall not be construed as a waiver by FGI of a Default or Event of Default under this Agreement.

9.16. Withholding and Other Tax Liabilities: FGI shall have the right to refuse to make any Advances from time to time unless Seller shall, at FGI’s request, have given to FGI evidence, reasonably satisfactory to FGI, that Seller has properly deposited or paid, as required by law, all withholding taxes and all federal, state, city, county or other taxes due up to and including the date of the requested Advance. In the event that any Lien, assessment or tax liability against Seller shall arise in favor of any taxing authority, whether or not notice thereof shall be filed or recorded as may be required by law, FGI shall have the right (but shall not be obligated, nor shall FGI hereby assume the duty) to pay any such Lien, assessment or tax liability by virtue of which such charge shall have arisen; provided, however, that FGI shall not pay any such tax, assessment or Lien if the amount, applicability or validity thereof is being contested in good faith and by appropriate proceedings by Seller. In order to pay any such Lien, assessment or tax liability, FGI shall not be obliged to wait until such lien, assessment or tax liability is filed before taking such action as hereinabove set forth. Any sum or sums which FGI shall have paid for the discharge of any such Lien shall be added to the Obligations and shall be paid by Seller to FGI with interest thereon at the rate applicable to the Obligations, upon demand, and FGI shall be subrogated to all rights of such taxing authority against Seller.

9.17. Consent to Jurisdiction: Any legal proceeding arising out of or in any way related to this agreement, the purchase of Accounts or any other relationship between FGI and Seller may be brought and litigated in any of the state or federal courts located in the State of New York in any county in which FGI has a business location, the selection of which shall be in the exclusive discretion of FGI. Seller hereby waives and agrees not to assert, by way of motion, as a defense or otherwise, that any such proceeding is brought in any inconvenient forum or that the venue thereof is improper. Seller irrevocably agrees to service of process by certified mail, return receipt requested to the address of the appropriate party set forth herein.

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9.18. Waiver of Jury Trial: SELLER AND FGI EACH HEREBY WAIVE ANY AND ALL RIGHTS IT MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION, PROCEEDING OR COUNTERCLAIM ARISING WITH RESPECT TO RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO OR UNDER THE TRANSACTION DOCUMENTS OR WITH RESPECT TO ANY CLAIMS ARISING OUT OF ANY DISCUSSIONS, NEGOTIATIONS OR COMMUNICATIONS INVOLVING OR RELATED TO ANY PROPOSED RENEWAL, EXTENSION, AMENDMENT, MODIFICATION, RESTRUCTURE, FORBEARANCE, WORKOUT, OR ENFORCEMENT OF THE TRANSACTIONS CONTEMPLATED BY THE TRANSACTION DOCUMENTS.

9.19. Additional Documentation: Seller shall execute and/or re-execute, and cause any Guarantor or other Person party to any Transaction Document, to execute and/or re-execute and to deliver to FGI or FGI’s counsel, as may be deemed appropriate, any document or instrument signed in connection with this Agreement which was incorrectly drafted and/or signed, as well as any document or instrument which should have been signed at or prior to the Closing Date, but which was not so signed and delivered. Seller agrees to comply with any written request by FGI within ten (10) days after receipt by Seller of such request.

9.20. Information regarding Account Debtors: In the event that FGI furnishes Seller with information as to the credit standing of any Account Debtor, such information shall be deemed to have been requested of FGI by Seller and FGI’s advice containing such information is recognized as a privileged communication. Seller agrees that such information shall not be given to Seller’s customers or to Seller’s sales representative(s).

9.21. Consequential Damages: Neither FGI nor agent or attorney of FGI shall be liable for any consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations.

9.22. Advertisement/Confidentiality:

a. FGI, in its sole discretion and at its expense, shall have the right to announce and publicize the financing established hereunder, as it deems appropriate, by means and media selected by FGI. Such publication shall include all pertinent information relating to such financing, including without limitation, the term, purpose, pricing, amount and name of Seller. The form and content of the published information shall be in the sole discretion of FGI and shall be considered the sole and exclusive property of FGI.

b. i. Except as otherwise provided in clause (a) above or otherwise in this Agreement, FGI and Seller agree not to use Confidential Information of the other for any purpose other than the fulfillment of its obligations under the Agreement and enforcement of its rights hereunder. FGI and Seller shall not disclose, publish, release, transfer or otherwise make available Confidential Information of the other in any form to, or for the use or benefit of, any Person without the other’s consent. FGI and Seller shall, however, be permitted to disclose relevant aspects of the other’s Confidential Information to its officers, agents, subcontractors, and employees to the extent that such disclosure is reasonably necessary for the performance of its duties and obligations under the Agreement and such disclosure is not prohibited by applicable law; provided, however, that FGI and Seller shall take all reasonable measures to ensure that Confidential Information of the other is not disclosed or copied in contravention of these provisions by such officers, agents, subcontractors and employees. FGI and Seller further agree promptly to advise the other in writing of any misappropriation, or unauthorized disclosure or use by any person of Confidential Information which may come to its attention and to take all steps reasonably requested by the other to limit, stop or otherwise remedy such misappropriation, or unauthorized disclosure or use.

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ii. Notwithstanding anything to the contrary contained herein, neither FGI nor Seller shall have any obligation with respect to any Confidential Information of the other party, or any portion thereof, which the receiving party can establish by competent proof: (A) is or becomes generally known to companies engaged in the same or similar businesses as the parties hereto on a non-confidential basis, through no wrongful act of the receiving party; (B) is lawfully obtained by the receiving party from a third party which has no obligation to maintain the information as confidential and which provides it to the receiving party without any obligation to maintain the information as proprietary or confidential; (C) was known prior to its disclosure to the receiving party without any obligation to keep it confidential as evidenced by the tangible records kept by the receiving party in the ordinary course of its business; (D) is independently developed by the receiving party without reference to the disclosing party’s Confidential Information; or (E) is the subject of a written agreement whereby the disclosing party consents to the use or disclosure of such Confidential Information.

iii. If a receiving party or any of its representatives shall be under a legal obligation in any administrative or judicial circumstance to disclose any Confidential Information, the receiving party shall give the disclosing party prompt notice so that the disclosing party may seek a protective order and/or waive the duty of nondisclosure; provided that in the absence of such order or waiver, if the receiving party or any such representative shall, in the opinion of its counsel, stand liable for contempt or suffer other censure or penalty for failure to disclose, disclosure pursuant to the order of such tribunal may be made by the receiving party or its representative without liability hereunder.

iv. For as long as FGI or Seller continues to possess or control Confidential Information furnished by the other, and for so long as the Confidential Information remains unpublished, confidential and legally protectable as the property of the disclosing party, except as otherwise specified herein, the receiving party shall make no use of such Confidential Information whatsoever, notwithstanding the termination or expiration of the Agreement. FGI and Seller acknowledge their understanding that the termination or expiration of the Agreement shall not be deemed to give either a right or license to use or disclose the Confidential Information of the other. Any materials or documents, including copies that contain Confidential Information, shall be promptly returned or destroyed when necessary to prevent disclosure of the Confidential Information to third parties. If any materials are destroyed, rather than returned, as permitted by the previous sentence, the party that destroyed such materials shall provide a certificate to the other party that specifically identifies the materials destroyed and confirm that the materials were in fact destroyed.

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v. It is agreed that the unauthorized disclosure or use of any Confidential Information may cause immediate or irreparable injury to the party providing the Confidential Information, and that such party may not be adequately compensated for such injury in monetary damages. FGI and Seller therefore acknowledge and agree that, in such event, the other shall be entitled to seek any temporary or permanent injunctive relief necessary to prevent such unauthorized disclosure or use, or threat of disclosure or use.

9.23. Foreign Currency: If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other agreement between Seller and FGI, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount due under this Agreement or such other agreement in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the business day (in New York, New York) before the day on which judgment is given. In this Section 9.23, “rate of exchange” means the rate at which FGI is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practice at its office in New York, New York. In the event that there is a change in the rate of exchange prevailing between such business day and the date of receipt by FGI of the amount due, Seller will, on the date of receipt by FGI, pay FGI such additional amount, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by FGI on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by it is the amount then due under this Agreement or such other agreement in the Currency Due. If the amount of the Currency Due which FGI is so able to purchase is less than the amount of the Currency Due originally due to it, Seller shall indemnify and save FGI harmless from and against all loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and any such other agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by FGI from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any such other agreement or under any judgment or order.

9.24. Currency Risk:

(a) Seller acknowledges that, at Seller’s request, FGI may make Advances and other payments to Seller hereunder or in connection herewith in one or more currencies other than U.S. Dollars (each such other currency, a “Foreign Currency”). If Seller requests such Foreign Currency Advances, Seller hereby agrees to reimburse FGI, on demand, for all reasonable fees, charges and other expenses, including currency exchange fees and charges, that FGI may pay or otherwise incur in connection with (i) the purchase of any such Foreign Currency with U.S. Dollars or (ii) the purchase of U.S. Dollars with any amount FGI receives in a Foreign Currency from Seller or any other Person under, pursuant to or in respect of this Agreement, any related agreement, any Purchased Account, any Related Rights or any Collateral.

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(b) Seller agrees that it will, on demand, indemnify and save FGI harmless in respect of any loss (a “Foreign Exchange Loss”) that FGI may incur or suffer as a result of (i) FGI purchasing any amount in a Foreign Currency with U.S. Dollars in connection with enabling FGI to advance or pay such amount to or for the credit of Seller as contemplated by this Agreement, (ii) FGI purchasing any amount in U.S. Dollars with any Foreign Currency that FGI may receive in connection with this Agreement and (iii) there having occurred any change in applicable rates of exchange in relation to U.S. Dollars and any Foreign Currency on or after the date hereof (and whether before or after the end of the Term). In particular, but without in any way limiting the generality of the preceding sentence, Seller agrees that, if (x) on any day (the “Purchase Date”) FGI purchases with U.S. Dollars an amount in a Foreign Currency for the purpose of paying such amount in such Foreign Currency to or for the benefit of Seller pursuant hereto, (y) FGI thereafter receives an amount in any Foreign Currency from Seller or any other Person under, pursuant to or in respect of this Agreement, any related agreement, any Purchased Account, any Related Rights or any Collateral, and (z) there has occurred a change in any applicable rate of exchange following the Purchase Date, Seller will, on demand, pay FGI such additional amount (whether in U.S. Dollars or a Foreign Currency) as FGI, in its discretion, believes is desirable to help ensure that the amounts so received by and paid to FGI, assuming that any such amount received or paid in a Foreign Currency is converted into U.S. Dollars at the rate of exchange prevailing on the date so received by or paid to FGI, will be sufficient to ensure that FGI will not suffer a Foreign Exchange Loss as a result of such matters or transactions. For the purpose of this Section 9.24, “rate of exchange” means the rate at which FGI is able, on any particular relevant date, to purchase U.S. Dollars with a particular Foreign Currency in accordance with its normal practice at its office in New York, New York.

(c) A certificate of FGI setting forth the amount or amounts to be paid to or by FGI pursuant to this Section 9.24, together with a brief calculation thereof, shall be sent to Seller and shall be conclusive absent manifest error. In preparing any such certificate, FGI shall be entitled to use averages and make reasonable estimates, and shall not be required to match or isolate particular transactions or payments. Seller shall pay FGI, or FGI shall pay Seller (or credit to the Reserve Account), the amount shown as due by Seller or FGI, respectively, on any such certificate within ten (10) days after receipt thereof by Seller.

[SIGNATURES TO FOLLOW ON SEPARATE PAGE]

44

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement the day and year first above written.

SELLER:	INTERCLOUD SYSTEMS, INC.

	By:	/s/ Daniel J. Sullivan
	Name:	Daniel J. Sullivan
	Title:	Chief Accounting Officer

TNS, INC.

By:
Name:
Title:

INTEGRATION PARTNERS – NY CORPORATION

	By:	/s/ Daniel J. Sullivan
	Name:	Daniel J. Sullivan
	Title:	Chief Accounting Officer

ADEX CORPORATION

By:
Name:
Title:

AW SOLUTIONS, INC.

By:
Name:
Title:

(SIGNATURE PAGE TO SALE OF ACCOUNTS AND SECURITY AGREEMENT)

S-1

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement the day and year first above written.

SELLER:	INTERCLOUD SYSTEMS, INC.

By:
Name:
Title:

TNS, INC.

	By:	/s/ Lawrence Sands
	Name:	Lawrence Sands
	Title:	V.P

INTEGRATION PARTNERS – NY CORPORATION

	By:	/s/ Lawrence Sands
	Name:	Lawrence Sands
	Title:	V.P

ADEX CORPORATION

	By:	/s/ Lawrence Sands
	Name:	Lawrence Sands
	Title:	V.P

AW SOLUTIONS, INC.

	By:	/s/ Lawrence Sands
	Name:	Lawrence Sands
	Title:	V.P

(SIGNATURE PAGE TO SALE OF ACCOUNTS AND SECURITY AGREEMENT)

S-2

FGI:

FAUNUS GROUP INTERNATIONAL, INC.

By:	/s/ David DiPiero
Name:	David DiPiero
Title:	CEO/President

(SIGNATURE PAGE TO SALE OF ACCOUNTS AND SECURITY AGREEMENT)

S-3

EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	-	Defined Terms/Designated Terms
Exhibit B	-	Form of Compliance Certificate
Exhibit C	-	Fees
Exhibit D	-	Form of Account Debtor Notice

Schedules

Schedule 1.1(a)	-	Permitted Indebtedness
Schedule 1.1(b)	-	Permitted Liens
Schedule 5.1	-	Foreign Qualifications
Schedule 5.2	-	Places of Business
Schedule 5.3	-	Litigation
Schedule 5.7	-	Tax and Organizational Identification Numbers
Schedule 5.9	-	Subsidiaries
Schedule 5.10(a)	-	Permitted Investments
Schedule 5.10(b)	-	Leases
Schedule 5.11(c)	-	Employee Benefit Plans
Schedule 5.13(a)	-	Trade Names
Schedule 5.13(b)	-	Intellectual Property
Schedule 5.13(c)	-	Licenses
Schedule 5.14	-	Joint Ventures
Schedule 5.17	-	Capital Stock
Schedule 5.19	-	Perfection
Schedule 5.20	-	Commercial Tort Claims
Schedule 5.21	-	Letter of Credit Rights
Schedule 5.22	-	Deposit Accounts

Sale of Accounts and Security Agreement

EXHIBIT A

Defined Terms/Designated Terms

Section 1.1

Acceptable Account - All Accounts of Seller that have been billed and invoiced to the applicable Account Debtor(s) meeting all of the following specifications: (i) the Account is lawfully and exclusively owned by Seller and subject to no Lien (other than Permitted Liens, if applicable, and Liens granted under this Agreement) and Seller has the right of assignment thereof and the power to grant a security interest therein; (ii) the Account is valid and enforceable representing the undisputed indebtedness of an Account Debtor not more than 90 days past the original invoice date and does not represent a rebilling; (iii) not more than 50% of the aggregate balance of all Accounts owing from an Account Debtor obligated on the Account are outstanding more than 90 days past their original invoice dates; (iv) the amount of the Account, when aggregated with all other Accounts of such Account Debtor, is less than 25% of the face value of all Accounts of Seller then outstanding; (v) the Account is not subject to any defense, set-off, or counterclaim, deduction, discount, credit, chargeback, freight claim, allowance or adjustment of any kind; (vi) the Account is net of any portion thereof attributable to the sale of goods that have been returned, rejected, lost or damaged; (vii) if the Account arises from the sale of goods by Seller, such sale was an absolute sale and not on consignment or on approval or on a sale-or-return basis nor subject to any other repurchase or return agreement, and such goods have been shipped to the Account Debtor or its designee; (viii) if the Account arises from the performance of services, such services have actually been performed; (ix) the Account arose in the ordinary course of Seller’s business; (x) no notice of the bankruptcy, receivership, reorganization, liquidation, dissolution, or insolvency of the Account Debtor has been received by FGI or Seller; (xi) the Account is an Account for which FGI believes that the validity, enforceability or collection of the Account is not invalid or otherwise impaired; (xii) the Account Debtor is not a Subsidiary or Affiliate of Seller; (xiii) the sale does not represent a sale pursuant to a government contract unless Seller has complied, for the benefit of FGI, with the Assignment of Claims Act; (xiv) the Account is not an Account of an Account Debtor having its principal place of business or executive office outside the United States, unless the payment of such Account is guaranteed by an irrevocable letter of credit satisfactory to FGI or by credit insurance satisfactory to FGI or is otherwise acceptable to FGI in its sole discretion; (xv) the Account is not an Account on which the Account Debtor is obligated to Seller under any Instrument; (xvi) the transaction which gave rise to the Account complies in all respects with all applicable laws, rules and regulations of any Governmental Authority; and (xvii) the Account meets such other reasonable specifications and requirements which may from time to time be established by FGI. Acceptable Accounts shall not include that portion of an Account representing interest or finance charges for past due balances or debit memos.

Advance Percentage – (a) 80% with respect to Intercloud, TNS, Adex, and AW Solutions, and (b) 75% with respect to Integration Partners.

Base Rate – The Prime Rate for any day as found in the Wall Street Journal, Interactive Edition, or any successor edition or publication as selected by FGI, or such other interest rate index acceptable to FGI in the event that the Wall Street Journal, Interactive Edition, ceases to publish such an interest rate index, or adequate and reasonable means do not exist for ascertaining such interest rate index.

Sale of Accounts and Security Agreement

Dilution Percentage – (a) 0.5% with respect to Intercloud, (b) 1.50% with respect to Adex, (c) 5.70% with respect to Integration Partners, (d) 1.50% with respect to TNS, and (e) 1.70% with respect to AW Solutions.

Facility Amount - $15,000,000.

Guarantors – RentVM, Inc., Adex Puerto Rico, LLC, Adexcomm Corporation, Tropical Communications, Inc., AW Solutions Puerto Rico, LLC, Rives Monteiro Leasing, LLC, Rives Monteiro Engineering, LLC, and any other Person who may hereafter guaranty, as surety, all or any portion of the Obligations.

Interest Rate – The per annum rate equal to the greater of (a) 5.5% or (b) the Base Rate plus 2.5%.

Maturity Date – Thirty six (36) months from the date of this Agreement.

Minimum Net Funds - $3,500,000.

Misdirected Payment Fee – 15% of the amount of any payment on account of an Account which has been received by Seller and not delivered in kind to FGI on the next Business Day following the date of receipt by Seller.

Payment Location - (a) For wires, the following wire instructions: Bank: Citizens Bank, ABA/Routing #: 021313103, Swift: CTZIUS33, Beneficiary: FGI Finance, Account #: 4001212330, or such other account as FGI may designate in writing from time to time, and (b) for checks, the following remittance address: c/o Citizens Bank FBO FGI Finance, 1 Citizens Drive, Riverside RI, 02915, or such other address as FGI may designate in writing from time to time.

Permitted Indebtedness – (a) Indebtedness to FGI in connection hereunder or otherwise pursuant to the Transaction Documents; (b) trade payables incurred in the ordinary course of Seller’s business; (c) purchase money Indebtedness (including Capitalized Lease Obligations) hereafter incurred by Seller to finance the purchase of fixed assets; provided that, (i) such Indebtedness incurred in any fiscal year shall not exceed $100,000, (ii) such Indebtedness shall not exceed the purchase price of the assets funded and (iii) no such Indebtedness may be refinanced for a principal amount in excess of the principal amount outstanding at the time of such refinancing, (d) Indebtedness existing on the Closing Date that is identified and described on Schedule 1.1(a) attached hereto and made part hereof, and (e) Subordinated Debt.

Permitted Investments - (a) Investments and advances existing on the Closing Date that are disclosed on Schedule 5.10(a) attached hereto and made part hereof, or (b) (i) obligations issued or guaranteed by the United States of America or any agency thereof, (ii) commercial paper with maturities of not more than one hundred eighty (180) days and a published rating of not less than A-1 or P-1 (or the equivalent rating) by a nationally recognized investment rating agency, (iii) certificates of time deposit and bankers’ acceptances having maturities of not more than one hundred eighty (180) days and repurchase agreements backed by United States government securities of a commercial bank if (A) such bank has a combined capital and surplus of at least $500,000,000, or (B) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, and (iv) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof

Sale of Accounts and Security Agreement

Permitted Tax Distributions – None.

Reserve Percentage – (a) with respect to Intercloud, TNS, Adex, and AW Solutions, 20% of the face amount of the Purchased Accounts and as such percent may change in accordance herewith, and (b) with respect to Integration Partners, 25% of the face amount of the Purchased Accounts and as such percent may change in accordance herewith.

Section 6.4 (Litigation)

Litigation amount: $250,000

Section 9.8 (Notices)

If to FGI:	Faunus Group International, Inc.
80 Broad Street, 22nd Floor
New York, New York 10004
Attention: Guy Joseph Albertelli
Facsimile: (212) 248-3404

With a copy to:	Blank Rome LLP
One Logan Square - 130 North 18th Street
Philadelphia, PA 19103
Attention: Kevin Baum, Esq.
Facsimile: (215) 832-5612

If to Seller:	c/o InterCloud Systems, Inc.
1030 Broad Street, Suite 102
Shrewsbury, NJ 07702
Attention: Daniel Sullivan
Facsimile: (__ ) ___-____

Sale of Accounts and Security Agreement

EXHIBIT B

COMPLIANCE CERTIFICATE

                  , 201__

Faunus Group International, Inc.

80 Broad Street, 22nd Floor

New York, New York 10004

The undersigned, the _______________ of each of INTERCLOUD SYSTEMS, INC., a Delaware corporation (“Intercloud”), TNS, INC., an Illinois corporation (“TNS”), INTEGRATION PARTNERS – NY CORPORATION, a New Jersey corporation (“Integration Partners”), ADEX CORPORATION, a New York corporation (“Adex”), AW SOLUTIONS, INC., a Florida corporation (“AW Solutions”, together with Adex, Integration Partners, TNS and Intercloud, jointly and severally, “Seller”), gives this certificate to Faunus Group International, Inc. (“FGI”), in accordance with the requirements of Section 6.10 of that certain Sale of Accounts and Security Agreement dated March 20, 2015, by and between Seller and FGI (“Purchase Agreement”). Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Purchase Agreement.

No Default or Event of Default exits on the date hereof [other than:_______:] [IF NONE, SO STATE].

Very truly yours,

By:
Name:
Title:

Sale of Accounts and Security Agreement

B-1

EXHIBIT C

Fees

1.                  Closing Fee. Seller shall unconditionally pay and FGI shall be entitled to receive a facility fee in an amount equal to 1.00% of the Facility Amount and paid in immediately available funds upon signing of the Agreement.

2.                  Collateral Management Fee. Seller shall, both before and after the termination of this Agreement, pay a non-refundable collateral management fee of 0.54% per month of the original face amount of each Purchased Account for the period commencing upon the invoice date with respect to such Purchased Account while such Purchased Account is open on FGI’s books (the “Collateral Management Fee”). For the purpose of this Section, a Purchased Account shall be considered to be open on FGI’s books for the number of days, or any part thereof, elapsed (including the first day and the last day) in the period that commences upon the invoice date with respect to such Purchased Account and that ends on the first to occur of (x) the day on which such Purchased Account has been collected in full and (y) the day on which FGI has determined, in its sole and absolute discretion, that it will make no further efforts to collect such Purchased Account. FGI will charge each Collateral Management Fee to the Reserve Account; provided that, if the Reserve Account would, following any such charge, not have a credit balance, or would have a credit balance that is less than the Required Reserve Amount, Seller will pay the fee in question to FGI on demand or if the funds are not available therein payable by Seller in cash on demand. For purposes of calculating the Collateral Management Fee, payments shall be deemed received on the Date of Collection. All Collateral Management Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day and the last day).

3.                  Misdirected Payment Fee. Should Seller receive any check or other payment instrument with respect to any Account and fail to surrender and deliver to FGI said check or payment instrument on the next business day following the date of receipt by Seller, FGI shall be entitled to charge Seller a Misdirected Payment Fee to compensate FGI for the additional administrative expenses that the parties acknowledge is likely to be incurred as a result of such breach.

4.                  Minimum Net Funds Fee. In addition to interest owing pursuant to Section 2.3, Seller shall unconditionally pay to FGI a non-refundable net minimum net funds fee in respect of (x) each month during the term and (y) the period that commences on the day following the last full month of the term and that ends on the last day of the term. Each minimum net funds fee shall be equal to the sum of (i) a fee calculated at the Interest Rate on the difference, if positive, during the period for which the calculation is made, between Minimum Net Funds and the average unpaid principal amount of the Advances that are outstanding during such period (such difference, the “Unadvanced Amount” for such period) plus (ii) a fee equal to Collateral Management Fee per month of the amount determined by dividing the Unadvanced Amount during the period for which the calculation is made by Advance Percentage. FGI shall charge the minimum net funds fee for a particular period to the Reserve Account on the last day of such period; provided that, if the Reserve Account would, following any such charge, not have a credit balance, or would have a credit balance that is less than the Required Reserve Amount, Seller shall pay the fee in question to FGI in cash on demand. All minimum net funds fee shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day and the last day).

Sale of Accounts and Security Agreement

C-1

5.                  Termination Fee. In the event Seller terminates this Agreement or FGI terminates this Agreement following the occurrence of an Event of Default prior to the Maturity Date, Seller shall pay to FGI an early Termination Fee in the amount of (x) 3.0% of the Facility Amount if this Agreement is terminated on or after the Closing Date to and including the date immediately preceding the first anniversary of the Closing Date, (y) 2.0% of the Facility Amount if this Agreement is terminated on or after the first anniversary of the Closing Date to and including the date immediately preceding the second anniversary of the Closing Date, and (z) 1.5% of the Facility Amount if this Agreement is terminated on or after the second anniversary of the Closing Date to and including the date immediately preceding the third anniversary of the Closing Date.

6.                  Late Fee. Seller shall unconditionally pay to FGI a late charge equal to 5.0% of any and all payments of principal or interest on the Obligations that are not paid within fifteen (15) days of the due date. Such late charge shall be due and payable regardless of whether FGI has accelerated the Obligations. Seller agrees that any late fee payable to FGI is a reasonable estimate of FGI’s damages and is not a penalty.

7.                  Overadvance Fee. Seller shall unconditionally pay to FGI an overadvance fee equal to 3% above the Interest Rate. Such overadvance fee shall be due and payable regardless of whether FGI has accelerated the Obligations. Seller agrees that any overadvance fee payable to FGI is a reasonable estimate of FGI’s damages and is not a penalty.

Sale of Accounts and Security Agreement

C-2

EXHIBIT D

 Form of Account Debtor Notice

[on the letterhead paper of Intercloud Systems, Inc.]

Ladies and Gentlemen:

As a valued customer, Intercloud Systems is pleased to advise you that to accommodate our customers and fund our continued growth, InterCloud has secured additional liquidity through a FGI Finance (“FGI”) working capital facility. As a result, we have assigned all of our invoices issued to you to FGI.

Please note that you will continue to remit your payments in the exact way you have in the past. As far as you are concerned, nothing has changed. To the extent that you are now indebted or may in the future become indebted to us on an account (i.e., invoices) or a general intangible, payment thereof is to be delivered and made payable only to the account listed below. Payment in any other way will not constitute payment and will not discharge your obligation.

So that there is no confusion, please continue to remit payments as documented below:

< WIRE INSTRUCTIONS >

All checks must be payable to and mailed to the below address:

< CHECK INSTRUCTIONS >

This letter may only be revoked by a writing signed by one of FGI's officers whose signature may only be relied on if acknowledged before a notary public.

Thank you.

Very truly yours,

Intercloud Systems, Inc.

By:
Title:

Sale of Accounts and Security Agreement

D-1